EXHIBIT 10.1
AGREEMENT OF SALE
THIS AGREEMENT OF SALE ("Agreement") is made as of March 13, 2018 (the "Execution Date"), between BLONDER TONGUE LABORATORIES, INC., a Delaware corporation, having an address of 1 Jake Brown Road, Old Bridge, NJ 08857 ("Seller") and MOUNTAINBLUE JAKE BROWN REALTY LLC, having an address of 1180 Sylvan Street, Linden, NJ  07036 ("Buyer").
RECITALS
A. Seller is the owner of (i) 19.407 acres of land, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey 08857 (the "Land"); and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet ("the "Building," and Land and Building, collectively, the "Property") and more particularly described on Exhibit "A" attached hereto.  Seller intends sell to Buyer the Property and to lease back from Buyer approximately 25,000 square feet of office space and approximately 60,000 square feet of warehouse space in the Building, as more particularly described in Exhibit "B-1" attached hereto (the "Demised Premises").  Buyer shall, at Buyer's cost, create the separate Demised Premises by (i) erecting one or more demising walls as and where shown on Exhibit "B-2" to separate the Demised Premises from the remaining space in the Building; and (iii) installing separate electric and gas meter(s) for the Demised Premises.  One hundred forty (140) exclusive parking spaces and two areas of sufficient space behind the building to park four (4) trailers will be provided to Seller in the locations shown on Exhibit "C" (collectively, the "Parking Spaces").
B. Seller has agreed to transfer to Buyer on the Closing Date (defined below) all of its right, title and interest in and to the Property for the sole purpose of effectuating the closing of the transaction described herein.
NOW, THEREFORE, in consideration of the recitals set forth above, the covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and total sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
1	Property Sold; Purchase Price, Payment and Closing.
1.1
Subject to the terms and conditions hereinafter set forth Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price (defined below) and on the terms and conditions set forth in this Agreement.

1.2
The purchase price ("Purchase Price") for the Property is Ten Million Three Hundred Thousand and 00/100 ($10,300,000.00) Dollars.  Buyer hereby deposits the sum of Five Hundred Twenty Five Thousand and 00/100 ($525,000.00) Dollars (the "Deposit") with Riverside Abstract, 212 Second Street, Suite 502, Lakewood, New Jersey 08701 ("Escrow Agent").  The Deposit will be held in a non-interest-bearing trust account and applied to the Purchase Price at Closing, or otherwise released to Buyer or Seller in accordance with the terms of this Agreement.  The balance of the Purchase Price shall be paid at Closing in cash or by certified, official bank, title company check or wire transfer of immediately available funds.

1.3
Closing of title for the purchase hereunder ("Closing") shall be held on the date which is thirty (30) days after the Satisfaction Date (as hereinafter defined).  Closing shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2005 Market Street, Suite 2600, Philadelphia, PA 19103 or may be completed by escrow through the Escrow Agent, without the necessity of a physical closing.  Buyer may accelerate the date of Closing by giving Seller notice of such earlier date at least five (5) business days prior thereto.  The Closing shall occur at 10:00 a.m. prevailing time or such other time mutually agreeable to Seller and Buyer.  Such time for Closing and all dates for performance hereunder are "of the essence" of this Agreement.  Formal tender of a deed to the Property by Seller and of the Purchase Price by Buyer are hereby waived for the purposes of the exercise of default remedies hereunder.

2	Title; Costs; Adjustments; Lease to Seller Affiliate.
2.1
Buyer and Seller acknowledge that title to the Property will be transferred to Buyer at Closing.  Title given will be marketable and insurable at regular rates by any reputable title insurance company selected by Buyer which is authorized to transact business in the State of New Jersey and subject to the Permitted Exceptions (as defined below).

2.2
Within twenty (20) days after the date hereof, Buyer, at its expense, shall obtain a commitment for title insurance in a form customarily issued by a title insurer in the State of New Jersey in the full amount of the Purchase Price by any reputable title insurance company licensed to do business in the State of New Jersey, at regular rates, which policy shall insure that the fee simple title to the Property is vested in Buyer free and clear of all liens and encumbrances other than (i) those easements, covenants and agreements of record provided same are not violated by the current condition of the Property or the current use thereof; (ii) taxes not yet due and payable; (iii) present and future zoning and other governmental laws and regulations; and (iv) all facts that would be revealed by an accurate survey of the Property (collectively, the "Permitted Exceptions").

2.3
If the title to the Property shall not be good and marketable in the condition required hereunder Buyer shall notify Seller thereof specifying the title defects within thirty (30) days of the Execution Date, and Seller shall have a reasonable time not to exceed fifteen (15) days to correct same (during which period the Closing Date shall be adjourned if necessary).  In the event the title condition is not corrected by the end of such fifteen (15) day period, Buyer may either accept the title "AS IS" or terminate this Agreement.

2.4
In connection with the owner's title insurance policy which Buyer intends to obtain at its sole cost and expense in connection with this transaction, Seller undertakes and agrees to provide information to, and execute any and all customary and reasonable certificates and affidavits required by, the issuing title insurance company, in order that Buyer may have any exclusions or exceptions to coverage removed (other than the Permitted Exceptions).

2.5
Seller shall pay for preparation of the deed and for any basic seller's realty transfer tax thereon.  Buyer shall pay for recording the deed, for any buyer's realty transfer tax thereon (i.e. any mansion tax), for all searches, a survey, if required, all title company settlement charges and title insurance costs and for all other financing, conveyancing and closing expenses.  Each party shall pay its own legal fees.

2.6
All Property taxes, assessments for municipal improvements, lienable water and sewer charges and any other such items which are unpaid and assessed or charged against the Property shall be apportioned between Buyer and Seller as of the Closing date.  If at the Closing, the Property is subject to a confirmed or unconfirmed assessment for a municipal improvement for which the work has commenced or any installment has been billed on or before the Closing date, then such assessment will be paid in full by the Seller at Closing.  If, as of the Closing date, the amount of such assessment is not yet confirmed, the Seller shall pay a reasonable estimate of such assessment at the Closing.  If, as of the Closing date, the Property is subject to an unconfirmed assessment for a municipal improvement for which the work has not commenced and no installment has been billed, or if an assessment is made after the Closing for a municipal improvement, such assessment shall be borne by the Buyer.  Real estate taxes shall be apportioned on the basis of the calendar year for which assessed, except that if the Closing shall occur before the final tax rate is fixed, the apportionment of taxes shall be tentative, based upon the parties' best knowledge of the current year's assessment.  At such time as the full year's taxes are known, the parties shall thereafter adjust as of the date of Closing based upon the full year's taxes.  The obligations of this Section 2.6 with regard to any adjustments or payments subsequent to Closing for real property taxes shall survive the Closing.  In the event that any of such items cannot be determined at or prior to Closing, the parties agree to adjust such items as soon as determinable after Closing, which obligation shall survive Closing.  Unless the purchase by Buyer hereunder is not consummated, Buyer shall comply, at Buyer's cost, with all requirements of public authority relating to the Property, imposed after the date hereof.

2.7	At Closing, a lease (the "Lease") shall be executed by both Buyer (as landlord) and Seller (as tenant) for the Demised Premises in the form attached hereto as Exhibit "D".

2.8
Seller or any agent of Seller shall have the right to prosecute and settle (and continue to prosecute and settle subsequent to the Closing) any pending real estate tax appeals affecting the Property for the tax year in which the Closing occurs and all prior tax years.  Any refunds obtained for any tax years prior to the tax year in which the Closing occurs shall be paid to Seller or Seller's designee.  Any refunds obtained for the tax year in which the Closing occurs (net of Seller's costs of prosecuting such tax appeal including all legal and appraisal fees) shall be apportioned as of the Closing upon actual receipt of such refund, with any portion thereof allocable to periods subsequent to the Closing to be paid to Buyer and the remainder to be paid to Seller or Seller's designee.  If so required by the hearing authority, Buyer shall cooperate, at no cost to Buyer, by authorizing Seller's counsel to continue to prosecute the tax appeal in Buyer's name post-Closing, for the benefit of Buyer and Seller as described in this Section 2.8.  Notwithstanding the foregoing, the Seller shall not file real estate tax appeals for any tax years subsequent to the year in which the Closing occurs without the Buyer's consent.  In addition, the Seller shall not agree to a settlement of any pending real estate tax appeals affecting the Property for the tax year in which the Closing occurs or prior years which includes an agreement as to tax years following the year in which the Closing occurs, without the Buyer's consent.  The provisions of this Section 2.8 shall survive the Closing.

3	Buyer's Due Diligence Period.
3.1
Within five (5) Business Days after the Execution Date, Seller shall provide Buyer with copies of the following documents which are in Seller's possession (collectively, the "Due Diligence Documents"):

3.1.1      Any material agreements, contracts, warranties and commitments affecting the Property, its ownership, management or operations, which could not or would not be cancelled by Seller prior to Closing;
3.1.2 Any surveys, plans specifications, engineering plans and studies, architectural drawings, physical condition, floor plans and other relevant plans for the Property;
3.1.3 Any certificates of occupancy and all other licenses and permits for the Property required by law and issued by any governmental authorities having jurisdiction over the Property;
3.1.4 The most recent tax bills covering the Property as well as any notices of reassessment;
3.1.5 The Phase I Environmental Site Assessment Report prepared by Pennoni Associates dated March 29, 2016 regarding the Property; and.
3.1.6 The Wetlands Delineation for the Property submitted to the New Jersey Department of Environmental Protection as set forth in Section 3.7.
3.2
Buyer shall have from the date hereof until the date which is sixty (60) days from and after the Execution Date (the "Due Diligence Period") to satisfy itself as to all matters respecting the Property and the lawful uses to which the same may be put by Buyer, including without limitation the following:  conduct a review of title to the Property; conduct a structural and mechanical engineering review of the improvements located at the Property; conduct a physical review of the Property; conduct an environmental study; review the Due Diligence Documents; and review the status of all governmental approvals, in accordance with the terms of this Section 3.  Buyer shall hold and keep all information and documentation which is either provided by Seller or otherwise obtained by Buyer relating to the Seller's business operations or the Property as confidential, except to the extent such information or documentation is publicly available and except if and as required by law or to meet obligations under or by reason of this Agreement or to Buyer's affiliates, advisors, lenders, buyers, tenants, investors, actual or potential successors, accountants, counsel of consultants (the "Confidentiality Requirement").  This  Confidentiality Requirement shall survive Closing.

3.3
The Buyer may, solely on or before the expiration of the Due Diligence Period, terminate this Agreement by notice (the "Termination Notice") to Seller and the Escrow Agent.  In the event Buyer has not provided the Termination Notice within the time required above, the termination right provided hereunder shall be null and void and of no further force and effect and thereafter the Deposit shall be non-refundable to Buyer (except as may be otherwise set forth hereunder).  In the event Buyer provides the Termination Notice within the time period required above, the Escrow Agent shall promptly refund the Deposit to Buyer and neither party shall have any further rights or obligations hereunder.  Failure to give the Termination Notice on or before the expiration of the Due Diligence Period shall constitute a waiver of Buyer's right to terminate this Agreement pursuant to this Section 3, and upon the day following the date upon which the Due Diligence Period so expires without timely termination shall be deemed the "Satisfaction Date."

3.4
Prior to any entry by Buyer on the Property, Buyer shall give Seller twenty-four (24) hours' notice of the date and time of the entry and of the specific inspections to be undertaken.  Seller shall have the right to accompany Buyer and each of its representatives during any entry.  Prior to any entry, Buyer or its agents or representatives shall each provide Seller with reasonable evidence of adequate liability insurance protecting Seller from the acts of Buyer or its agents on the Property.  Buyer's rights of access hereunder are expressly conditioned upon, Buyer, by its entry onto the Property acknowledging and agreeing that: (i) Buyer shall keep the Property free of any liens or third-party claims resulting therefrom; (ii) Buyer shall, upon request following a termination of this Agreement and in accordance with Section 3.6 herein, provide Seller with copies of data or reports developed by Buyer, or its agents or consultants during Buyer's assessment and Buyer shall be solely responsible for making any notifications, paying any fees and obtaining any permits, licenses or authorizations required under any Federal or state law, regulation or ordinance for activity undertaken pursuant to this agreement; (iii) Buyer shall maintain all information, reports, assessments and other data received or developed with respect to the Property in strict confidence and shall not release or reveal same to any third party without Seller's prior to written consent, unless such release is required by law; and (iv) Buyer agrees to defend, indemnify and hold Seller harmless from and against all claims, costs, damages, expenses or liabilities, including reasonable counsel fees, arising out of or in connection with any entry by Buyer or agents pursuant to this Section 3; provided, however, such indemnity shall exclude any liability, loss, costs, expense, damage or injury incurred by the Seller by virtue of any existing physical or environmental condition at or affecting the Property to the extent such existing physical or environmental condition is not exacerbated by Buyer or any of Buyer's due diligence professionals

3.5
Notwithstanding anything to the contrary contained in this Agreement, no intrusive testing (e.g., soil testing or sampling, boring, digging, drilling or other physical intrusion of the Property or any part thereof) may be performed without Seller's prior specific written consent.  Buyer shall not, prior to the Closing, bring or invite to the Property or permit Buyer's Consultants to bring or invite to the Property, any person who is licensed as a Licensed Site Remediation Professional (as defined in the Site Remediation Reform Act, P.L.2009, c.60 (C.58:10C-1 et. seq.) and the regulations promulgated thereunder) (an "LSRP"), nor shall Buyer conduct any intrusive testing which would have, in Seller's reasonable determination, the result of interfering with Seller's ISRA Obligations (defined below).  Prior to the closing of title hereunder, Buyer shall not share, and shall not permit Buyer's Representatives to share, any information relating to the Property with an LSRP, it being agreed that notwithstanding anything to the contrary contained in this Agreement, the provisions of this sentence shall survive the termination of this Agreement.

3.6
Buyer shall provide copies to Seller of all plans, permits, reports, approvals and other documents and materials obtained or developed in connection with the Property in the event of any termination of the Agreement for any reason other than due to default by Seller upon Seller reimbursing Buyer for the cost of preparation of same.  Buyer shall grant and convey to Seller, all right, title and interest, free and clear of all liens and encumbrances, in and to such plans, permits, reports, approvals and other documents and materials obtained or developed in connection with the Property upon Seller making payment of the reimbursement set forth hereunder.

3.7
Buyer acknowledges that Seller has submitted a wetlands delineation for the Property to the New Jersey Department of Environmental Protection (the "Department") (the "Wetlands Delineation"). Seller makes no representation or warranty regarding the outcome of the Department's review of the Wetlands Delineation.  Seller shall not be obligated to Buyer for any specific response from the Department, nor for the timing of any response, nor shall Closing be delayed if the Department fails to respond before Closing.  Seller shall not be responsible for the performance of any inspection, investigation, mapping, or mitigation in connection with the wetlands which may exist on the Property.

3.8
To the extent Buyer seeks purchase money financing, Seller shall reasonably cooperate with Buyer, including providing relevant documents relating to the Property or the Seller (as the future tenant of the Property), at no cost to Seller in satisfying the lender's underwriting requirements, provided however that in no event shall the Closing be delayed by reason of Buyer's pursuit of financing.

4	Condition of the Property.
4.1
Buyer acknowledges and agrees that neither Seller nor any agent or representatives of Seller have made, and Seller is not liable or responsible for or bound in any manner by any express or implied representations, warranties, covenants, agreements, obligations, guarantees, statements, information or inducements pertaining to the Condition of the Property (as hereinafter defined) or any part thereof.  Buyer acknowledges, agrees, represents and warrants that it has had, and/or shall have had, the opportunity and has in fact, and/or shall have in fact, inspected the Property and all matters respecting the Property and is and/or shall be fully cognizant of the Condition of the Property and that it has had, and/or shall have had, access to information and data relating to all of same as Buyer has considered necessary, prudent, appropriate or desirable for the purposes of this transaction and that Buyer and its agents and representatives have, and/or shall have had, independently inspected, examined, analyzed and appraised all of same.  Buyer acknowledges that Buyer is and/or will be fully familiar with the Property and Buyer agrees to accept the Property "AS IS", with all faults, in its current condition, subject to reasonable wear and tear.

4.2
As used herein, "Condition of the Property" shall mean the title and physical condition thereof, including all environmental matters, the quantity, character, fitness and quality thereof, merchantability, fitness for particular purpose, the income, expenses or operation thereof, the value and profitability thereof, the uses which can be made thereof, title to the Property, the structural and mechanical condition of the Property, the buildings, structures and improvements situate thereon, the plumbing, heating, electric and ventilating systems (if any) serving the Property and any other matter or thing whatsoever with respect thereto.  With the exception of Seller's ISRA Obligations, Buyer further acknowledges and agrees that the Property is conveyed in its "as is" condition with respect to environmental matters, and Buyer hereby assumes the risk that adverse past, present or future conditions may not be revealed in its inspection or investigation.

4.3
Seller will operate and maintain the Property in substantially the same manner as it has heretofore operated and maintained the same; will not, without the prior written consent of Buyer, modify, amend or terminate any contracts or agreements related to the operation or maintenance of the Property that Buyer has given written notice to Seller that it will assume and Seller will not enter into contracts or agreements related to the operation or maintenance of the Property except in good faith and in the ordinary course of business and provided that same shall be terminated without cost to Buyer on or prior to the Closing date.

4.4	Seller will promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against.
4.5	Seller will cause fire, extended coverage and public liability insurance covering the Property to be maintained in full force and effect as heretofore maintained by it.
4.6	Seller shall not, except with the written approval of Buyer enter into any lease or occupancy agreement for the Property.
4.7
Seller shall not, without the prior written consent of Buyer, amend any encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property, (b) voluntarily grant, create or assume any mortgage, lien or encumbrance upon the Property, (c) transfer any part of the Property, (d) voluntarily take any action materially, adversely affecting the title to the Property as it exists on the Execution Date.

5	Items To Be Delivered At Closing.
5.1	By Seller. At Closing, Seller shall deliver to Buyer the following:

5.1.1
Deed.  A bargain and sale deed with covenants against grantor's acts, duly executed and acknowledged by Seller and in proper form for recording and a customary affidavit of title duly executed and acknowledged by Seller.
5.1.2 Section 1445 Certificate.  A certificate complying with Section 12.2 hereof.
5.1.3 Lease.  The Lease, executed by Seller.
5.1.4 Physical Possession.  Actual physical possession of the Property subject to the Lease.
5.1.5 Certificate of Occupancy/Continued Occupancy.  If the municipality (or other applicable governmental authority) in which the Property is located requires a continued certificate of occupancy (or local equivalent) for the change in ownership of the Property (a "CCO"), the Seller shall obtain the CCO prior to Closing hereunder. The Seller shall apply for the CCO not later than five (5) days after the Execution Date, unless there is an open building permit for the Property, in which case the Seller shall obtain the CCO in connection with satisfying the open building permit requirements.
5.1.6 Other Documents.  Any other documents expressly to be delivered by Seller pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.
5.2	By Buyer. At Closing, Buyer shall deliver to Seller the following:
5.2.1 Purchase Price.  The balance of the Purchase Price.
5.2.2 Lease.  The Lease, executed by Buyer.
5.2.3 Other Documents.  Any other document expressly to be delivered by Buyer pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.
5.3	By Escrow Agent. At Closing, the Escrow Agent shall deliver the Deposit to Seller.
6	Default.
6.1
If Seller defaults hereunder, Buyer shall have the right as its sole remedy to choose to either (a) terminate this Agreement and be returned the Deposit, or (b) seek specific performance of Seller's obligations hereunder, unless due to Seller's action specific performance is not an available remedy, in which event the Deposit shall be returned to Buyer and Buyer shall have all remedies available at law or equity.  Except as otherwise set forth in subsection (b) of this Section, Buyer waives all rights to seek damages, including without limitation, actual or consequential damages it may have on account of any default by Seller hereunder.

6.2
If Buyer defaults under this Agreement, Seller shall be entitled to terminate this Agreement and be paid the Deposit as final and exclusive, agreed and liquidated damages, and not as a penalty, it being agreed that Seller's damages are and would be difficult if not impossible to ascertain with certainty.  Seller waives all rights to seek any other damages, including without limitation, actual or consequential damages it may have if Buyer's default is due to its failure to go to Closing.

6.3
Notwithstanding the provisions of Sections 6.1 and 6.2, except with respect to any failure of Buyer or Seller to attend Closing when required hereunder, no default by either party hereto with regard to any acts required by it shall result in a termination or limitation of any rights of such party hereunder unless and until the other party shall have given written notice to the defaulting party of said default, and the defaulting party shall have failed to cure said default within ten (10) days after the receipt of said notice.  As set forth in Section 1.3, formal tender of a deed to the Property by Seller and of the Purchase Price by Buyer shall not be required for either party to exercise the rights set forth in Section 6 of this Agreement.

7	Casualty/Condemnation.
7.1
If at any time prior to Closing, the Property is destroyed or damaged as a result of fire or any other casualty (collectively, a "Casualty"), Seller shall give written notice ("Casualty Notice") thereof to Buyer.  If the Property is the subject of a Casualty, and the cost to repair such Casualty exceeds twenty percent (20%) of the Purchase Price, as determined by a contractor selected by Seller and reasonably acceptable to Buyer, Buyer shall have the right, as its sole option; (i) to terminate this Agreement (by written notice to Seller within ten (10) days after Seller's giving the Casualty Notice and estimate of repair from Seller) and have the Deposit returned; or (ii) if Buyer does not terminate this Agreement (or if the Casualty is less than twenty percent (20%) of the Purchase Price) the proceeds of any insurance with respect to the Property paid between the date of this Agreement and Closing (less amounts incurred by Seller in performing necessary repairs to protect the Property) shall be paid to Buyer at the time of Closing, and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under any such insurance policies.  Risk of loss shall pass to Buyer at Closing.

7.2
If either: (i) all of the Property; or (ii) a substantial portion of the Property; is taken between the date of this Agreement and the date of Closing by the exercise of the power of eminent domain by any local, state, or federal body, Seller shall notify Buyer ("Condemnation Notice"), and Buyer may choose, by written notice to Seller given within ten (10) days after Seller's giving the Condemnation Notice, to cancel this Agreement.  In the event Buyer does not so cancel this Agreement, Buyer shall complete Closing at the full Purchase Price, in which case Seller shall allow a credit to Buyer at Closing equal to the amount of condemnation proceeds actually paid to Seller prior to Closing and shall assign to Buyer all of Seller's rights to any unpaid claims in connection with the eminent domain award or compensation.  If there is a taking of less than a substantial portion of the Property, the parties shall be obligated to close, and at Closing, Seller shall allow a credit to Buyer equal to the amount of condemnation proceeds actually paid to Seller prior to Closing, and Seller shall assign to Buyer all of Seller's rights to any unpaid claims in connection with the eminent domain award or compensation.  A "substantial" portion of the Property shall be deemed to have been taken in the event such action involves a taking of (i) any material part of the Building comprising the Property as determined by Seller, or (ii) any entryway from a public or private road that materially impedes access to the Property, or (iii) such of the parking area as to cause the parking to be non-compliant with applicable regulations or the terms of existing variances or site plans.

8	ISRA.
8.1	The execution of this Agreement will trigger the application of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K, et seq. ("ISRA") to the Property.
8.2 Seller shall be responsible for complying with ISRA and shall do so in such manner as is determined by Seller in Seller's reasonable discretion, at Seller's sole cost and expense, which shall not materially and adversely affect Buyer's ability to continue the current commercial and industrial use of the Property, within the existing footprint of improvements on the Property ("Adverse Effect") as hereinafter set forth (the "Seller's ISRA Obligations").  Seller shall (a) within the period provided by ISRA ("ISRA Start date"), file with the New Jersey Department of Environmental Protection (the "Department") a General Information Notice required under ISRA in connection with the purchase and sale transaction contemplated in this Agreement; (b) engage a LSRP to prepare a Preliminary Assessment Report and. If required by the Technical Requirements at N.J.A.C. 7:26E-1 et seq., a Site Investigation Report.

8.3 In the event a Site Investigation Report is prepared which contains one or more recommendations for remedial action, Seller shall provide to Buyer a conceptual Remedial Action Work Plan ("RAW") addressing all contamination identified in the Site Investigation Report.  Seller will provide Buyer with a copy of the RAW for Buyer's review and comment prior to submission of the RAW to the Department, if submission is required by N.J.A.C. 7:26B-1 et seq.  Buyer shall have ten (10) days to provide comments to Seller ("RAW Review Period").  In the event that Buyer identifies, in Seller's sole determination, an Adverse Effect, then Buyer shall advise Seller of same within the RAW Review Period.  Seller shall consider Buyer's allegation of an Adverse Effect in good faith and, if appropriate, shall modify the RAW to eliminate the Adverse Effect.

8.4 When received, Seller shall provide Buyer with a copy of each government authority's response, approval, rejection or comments, or other communications, to, of, for or by reason of Seller's submission to the Department.

8.5 Seller shall obtain and deliver to Buyer, at least five (5) Business Days prior to Closing, evidence of Seller's compliance with ISRA (the "Compliance Documentation") and may consist of (i) one or more Restricted or Unrestricted Use Response Action Outcome(s) for the Property; or (ii) a de minimus Quantity Exemption, or such other determinations or exemptions as apply to the activities of the industrial establishments and environmental conditions at the Property.

8.6 Notwithstanding the requirements of Section 8.5, in the event Seller's ISRA Obligations cannot be satisfied and the Compliance Documentation cannot be provided prior to Closing, Seller shall, no later than Closing, submit or cause to be submitted to the Department a Remediation Certification along with evidence that a remediation funding source has been established which is consistent with N.J.A.C. 7:26C-5.3, and that payment of all related Department fees and surcharges has been made.  In the event Seller proposes to record a Deed Notice or Declaration of Environmental Restriction pursuant to N.J.A.C. 7:26C-7 against title to the Property as part of the Compliance Documentation, Seller and Buyer shall  cooperate on the allocation of any post-Closing fees or costs, provided however that that there shall be no reduction in Purchase Price.

8.7 Any of Seller's ISRA Obligations which will be performed post-Closing shall be performed by Seller pursuant to the terms of the Access Agreement attached hereto as Exhibit "E" and made a part hereof.

8.8 Except as otherwise set forth in Section 8.6 above, Buyer shall cooperate with Seller's ISRA Obligations, at no cost to Buyer, by executing any ISRA-related forms and covenants which are required to be executed by a buyer of an ISRA-subject property and consistent with a remediation to commercial standards provided Buyer does not incur any additional expense or liability by virtue of executing such forms and covenants.  Seller shall not do anything which would have the result of interfering with, delaying, or making more expensive, Seller's discharge of Seller's ISRA Obligations.

8.9 The provisions of this Section 8 shall survive Closing.

9	Brokerage.
9.1
Buyer and Seller each warrant and represent to each other that neither has dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder's fee in connection with the transactions contemplated under this Agreement, except for CBRE, Inc. ("Broker"), whose total commission or fee, as set forth in a separate agreement between Seller and Broker, shall be paid by Seller solely upon completion of Closing of title (if any).

9.2
Buyer will indemnify, defend and hold harmless Seller from and against any claim for a commission or finder's fee made by any other party by, through or under Buyer, and Seller will indemnify, defend and hold harmless Buyer from and against any claim for a commission or finder's fee made by any party by, through or under Seller.  This Section 9 shall survive the Closing or other termination of this Agreement.

10	Notices.
10.1
All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid; in each case to the other party at the address set forth below or to such other address as the party to be notified shall have designated to the other party by a notice given in accordance with the provisions of this Section 10.

10.2	Notice to the parties shall be addressed as follows:
To Seller:	Blonder Tongue Laboratories, Inc. One Jake Brown Road Old Bridge, NJ 08857 Attn: Eric Skolnik, Chief Financial Officer
with a copy to:	Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Attn: Gary P. Scharmett, Esquire
To Buyer:	MOUNTAINBLUE JAKE BROWN REALTY LLC 1180 Sylvan Street Linden, New Jersey 07036 Attn: Avraham Blumenberg
with a copy to:	Schenck Price Smith & King, LLP 220 Park Avenue Florham Park, New Jersey 07932 Attn: Jason A. Rubin, Esq.
11	Duties of the Escrow Agent.
11.1
It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatever, except for willful misconduct or gross negligence, so long as Escrow Agent has acted in good faith.  Buyer and Seller hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in performance of Escrow Agent's duties hereunder.  It is specifically understood and agreed that Escrow Agent's acting in such capacity is as an accommodation to both parties and shall not preclude or impair the right of Escrow Agent to represent Seller as Seller's attorney if Seller should so choose in connection with this Agreement and/or any other matter arising out of or in connection with same.

11.2
Escrow Agent shall be under no responsibility with respect to the Deposit other than faithfully to follow the instructions herein contained.  Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent with respect to these instructions unless requested so to do by Buyer and Seller and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense.  Escrow Agent shall not be required to institute legal proceedings of any kind.  Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

11.3
If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit, or as to whom the Deposit is to be delivered, Escrow Agent will not be obligated to make any delivery of the Deposit but, in such event, may hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the persons having interest in such dispute, directing the distribution of the Deposit.  In the absence of such authorization, Escrow Agent may hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  If such written authorization is not given or proceedings for such determination are not begun and diligently continued, Escrow Agent may, but shall not be required, to bring an appropriate action or proceeding for leave to deposit the Deposit in court, pending such determination.  In making delivery of the Deposit in the manner provided for in this Agreement, Escrow Agent shall have no further liability in the matter.  The parties hereto jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable fees for legal counsel, suffered or incurred by Escrow Agent in connection with or arising out of the Deposit, including, without limitation, a suit in interpleader brought by Escrow Agent.

12	Miscellaneous.
12.1
Interpretation.  The parties acknowledge that this Agreement has been fully negotiated and that each party has been represented by competent counsel.  Therefore, neither party shall be deemed the draftsman of this Agreement.

12.2
Foreign Persons.  Seller warrants that it is not a foreign person as defined under Section 1445 of the Internal Revenue Code.  Seller shall deliver at Closing a duly executed Affidavit setting forth such fact.

12.3
Recording.  Buyer may not record this Agreement or any memorandum of this Agreement in any state, county or municipal recording office.  Any recording of this Agreement or any memorandum of this Agreement by Buyer shall be deemed default of this Agreement by Buyer, and Seller may exercise all rights and remedies provided hereunder, including, without limitation, the right to execute appropriate documentation on behalf of Buyer which may be necessary to remove from record the document recorded.

12.4	Parties Liable. This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.
12.5
Assignment.  Buyer shall not assign this Agreement without the express prior written consent of Seller which may be withheld in Seller's sole discretion; however, by written notice to Seller given at least ten (10) days prior to Closing, Buyer may assign its rights under this Agreement to an affiliate entity whose principals are comprised of the same principals as those of Buyer, provided Buyer shall remain responsible for the compliance by Buyer of all of its obligations hereunder.

12.6	Headings. The headings in this Agreement are used only for convenience in reference; they are not part of this Agreement and do not in any way limit or add to the terms and provisions hereof.
12.7	Litigation. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to actual reasonable attorneys' fees plus costs of suit from the unsuccessful party.
12.8
Governing Law.  This Agreement shall be governed by and construed and enforced according to the laws of the State of New Jersey.  The parties hereto hereby irrevocably and unconditionally agree that any suit, action, or other legal proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby, shall be brought in the courts of record of the State of New Jersey or the courts of the United States located in said state, consents to the jurisdiction of each such court in any suit, action or proceedings, and waives any objection to the venue of any such suit, action or proceedings in any of such courts.

12.9
Drafts Not an Offer to Sell.  The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property pursuant to the terms of this Agreement.  The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and each of Seller and Buyer have fully executed (by means of physical signatures) and delivered to each other (or their respective attorneys) a counterpart of this Agreement.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute one and the same agreement.
12.11
Entire Agreement.  This Agreement reflects the entire Agreement between Seller and Buyer with respect to the matters set forth herein and supersedes all prior written or oral agreements.  This Agreement can be changed only by an agreement in writing signed by both Buyer and Seller.

12.12
Publicity.  Buyer agrees that it shall treat this transaction as strictly confidential prior to Closing.  Without limiting the foregoing, Buyer will make no public announcement of the transactions contemplated herein, and will not directly or indirectly contact the Property's vendors or contractors until after Closing occurs.  Neither party will publicly advertise or announce the occurrence of the sale of the Property, except by mutual written consent, until after the Closing Date.  In no event will either party advertise or announce the terms of this Agreement, except by mutual written consent.

12.13
Authority.  To induce each other to enter into this Agreement, (i) Seller hereby represents and warrants to Buyer that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder; and (ii) Buyer hereby represents and warrants to Seller that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder.

12.14
Electronic Transmission.  The parties acknowledge and agree that, notwithstanding any law or presumption to the contrary, a telefaxed, or emailed electronic copy, of any signature of either party, whether upon this Agreement or any related document, shall be deemed valid and binding and effective, and shall be admissible in any court or proceeding, by either party against the other, as if same were an original ink signature.

12.15
Dates.  If any day for performance (e.g. closing) under this Agreement is not a business day (defined as all days other than Saturday, Sunday or major New Jersey bank holidays), the date for performance shall be the next immediately following business day.

12.16
Bulk Sale.  Buyer shall have the right to comply with N.J.S.A.54:32B-22(c) and N.J.S.A. 54:50-38 (collectively, the "Bulk Sales Laws") and Seller shall reasonably cooperate in connection with such compliance.  At least fifteen (15) days prior to the Closing date, Buyer shall simultaneously deliver the completed Bulk Sale Notice and any other required forms to the New Jersey Division of Taxation ("Division") along with an executed copy of this Agreement. Seller shall promptly provide all information reasonably requested by Buyer to enable Buyer to complete the required forms.  If at any time the Division informs Buyer of a possible or certain claim for taxes imposed or to be imposed on Seller, including any interest or penalties thereon, any costs or fees imposed by the Division related thereto and any tax on the gain from the sale of the Property (collectively, the "Estimated Taxes") and instructs that a payment be made at the time of Closing or an escrow be held, then Buyer and Seller shall proceed with the Closing as scheduled, the amount of the Estimated Taxes shall be deducted from the Closing proceeds, paid as required and the escrow amount shall be held in escrow by Escrow Agent until further instruction regarding the escrow is delivered to the parties by the Division.  The provisions of this Section 12.16 shall survive the Closing and delivery of the Deed.

13 Seller Representations.  Seller hereby acknowledges, warrants, represents and agrees to and with Buyer that, to the best of its knowledge, as of the date hereof and as of the Closing Date:
13.1
Sole Owner.  Seller is, and as of the Closing Date Seller shall be, the sole owner of the Property subject to this Agreement and Seller has, and shall have, full right and authority to transfer same to Buyer.

13.2
Entity Status; Authorization.  Seller is an existing legal entity in good standing in the State of its formation; Seller has the power to make and perform Seller's obligations under this Agreement; and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors' rights generally; the persons or parties executing this Agreement on behalf of Seller have been duly authorized and empowered to bind Seller to this Agreement.

13.3
Execution.  The execution, delivery and performance of this Agreement by Seller does not violate any contract, agreement, commitment, lease, order, judgment or decree to which Seller is a party or by which it or any of its property is bound.

13.4	Property Agreements. There are no leases or occupancy agreements affecting the Property.
13.5	Brokers. There are no brokerage commission agreements between Seller and any broker in connection with the Property other than Broker.
13.6
Violations.  Seller has not received written notice of, and, to Seller's actual knowledge, there is no, material violation or alleged material violation of any legal requirement which would affect the continued operation of the Property as currently used.

13.7
Government Action.  Seller has not received written notice of, and Seller has no knowledge of, any pending or threatened litigation or governmental proceeding or other governmental action affecting the Property or affecting the Seller with respect to the ownership or use of the Property.

13.8
Condemnation.  No condemnation or eminent domain proceeding is pending nor, to Seller's knowledge,  threatened, as to the Property or any portion thereof.  There are no special assessments for public improvements now affecting the Property nor does the Seller know of any contemplated improvements affecting the Property that may result in special assessments affecting the Property.

13.9	Environmental. Except as disclosed in any environmental reports provided by Seller to Buyer in accordance with Section 3 of this Agreement:
13.9.1 To Seller's knowledge there are no, and Seller has not received written notice of any, present, pending or threatened actions or proceedings by any governmental agency or any other entity regarding the disposal or presence of a Hazardous Material in violation of Environmental Laws on or from the Property.
13.9.2 Without further investigation, Seller has no knowledge of any release in violation of Environmental Laws of Hazardous Materials on or from the Property.
13.9.3 To the Seller's knowledge, information and belief, there are no existing or closed underground storage tanks or other underground storage receptacles for Hazardous Materials on the Property.
13.9.4 Seller has received no notice of, and to Seller's knowledge and belief, there exists no investigation, action, proceeding or claim by any agency, authority or unit of government or by any third party which could result in any liability, penalty, sanction or judgment under any Environmental Laws with respect to any condition, use or operation of the Property nor does Seller, without further investigation, know of any basis for such a claim.
13.9.5 Seller has received no notice of, and to Seller's knowledge and belief, there has been no claim by any party that, any use, operation or condition of the Property has caused any nuisance or any other liability or adverse condition on any other property.
13.10
Certificates of Occupancy.  Certificates of Occupancy (or such other similar approvals) for the Building have been duly issued, and the buildings and improvements may be legally occupied in accordance with their present occupancy.  The Property is zoned properly for the present uses made thereof.

13.11
Access.  Following the Execution Date, upon twenty four (24) hours advance written notice, the Buyer and its agents shall have access to the Property during normal business hours to exhibit the portions of the Building, other than the Demised Premises, to prospective tenants for the leasing of space following the Closing.  Each access to the Property shall be conducted such that there is no disturbance to Seller's operations and subject to Seller's security and confidentiality requirements.  Buyer shall indemnify Seller from and against all loss, damage or injury incurred by Seller or caused to the Property arising from such access.

13.12
For the purposes of this Agreement, "Hazardous Materials" shall mean any substance, material or waste regulated under Environmental Laws.  "Environmental Laws" shall mean federal, state, county or local statutes, ordinances, rules, regulations, licenses, permits, orders, guidance documents and common law concerning the protection of the environment, human health or safety, presently in effect or hereinafter enacted.

13.13
Seller warrants that the representations and warranties contained in this Section 13 are true on and as of the date of this Agreement and will be true on the Closing Date with the same effect as though made on and as of the Closing Date.  Seller's representations will survive Closing and delivery of the Deed for a period of one hundred eighty (180) days from the Closing.

14 Buyer Representations.  Buyer hereby acknowledges, warrants, represents and agrees to and with Seller that, as of the date hereof and as of the Closing Date:
14.1
Entity Status.  Buyer is (and in the case of a permitted assignment in accordance with the terms of this Agreement, will be) an existing legal entity in good standing in its State of formation and is there is no legal impediment to Buyer's ability to consummate this transaction in the United States of America and in the State of New Jersey.

14.2
Execution.  The execution, delivery and performance of this Agreement in accordance with its terms does not violate any contract, agreement, commitment, lease, order, judgment or decree to which Buyer is a party or by which it or any of its property is bound.

14.3
Authorization.  Buyer has the power to make and perform Buyer's obligations under this Agreement; and this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors' rights generally; the persons or parties executing this Agreement on behalf of Buyer have been duly authorized and empowered to bind Seller to this Agreement.

14.4
Buyer warrants that the representations and warranties contained in this Section 14 are true on and as of the date of this Agreement and will be true on the Closing Date with the same effect as though made on and as of the Closing Date.  Buyer's representations will survive Closing and delivery of the Deed for a period of one hundred eighty (180) days from the Closing.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.
ATTEST: By: ___________________________________ Eric Skolnik, Assistant Secretary	SELLER: BLONDER TONGUE LABORATORIES, INC. By _______________________________________ Name: Robert J. Pallé, Chief Executive Officer

WITNESS: [NAME OF CORPORATION] _________________________________	BUYER: MOUNTAINBLUE JAKE BROWN REALTY LLC By: ________________________________________ Avraham Blumenberg, Manager

JOINDER BY ESCROW AGENT
The Escrow Agent has joined in the execution of this Agreement to (a) acknowledge receipt of the Deposit pursuant to Section 1.2 above, and (b) to consent to the "Escrow Provisions" in Section 11 above.

Riverside Abstract, Escrow Agent:

By: ______________________________________
 Name:
 Title:
 Date:  __________________

Exhibits:

A Legal Description
B-1 Demised Premises
B-2 Demising Walls Plan
C Parking Spaces Plan
D Lease
E Access Agreement

EXHIBIT "A"
Legal Description

Real property in the Township of Old Bridge, County of Middlesex, State of New Jersey, described as follows:

ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:

BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence

1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence

2. Northerly along a curve to the left, having a radius of 1,000.00 feet, an arc length of 76.55 feet to a point of tangency; thence

3. North 02 degrees 26 minutes 50 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence

4. Northeasterly along a curve to the right, having a radius of 50.00 feet, an arc length of 78.54 feet to a point of tangency; thence

5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown
Road to a point of curvature; thence

6. Easterly along a curve to the left, having a radius of 200.00 feet, an arc length of 210.90 feet to a point of tangency; thence

7. North 32 degrees 01 minutes 44 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86, thence

8. South 53 degrees 58 minutes 40 seconds East, 396.54 feet along the line of Lot 9 to a point; thence

9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk's Office on 4/19/84 as Map No. 4690, File No. 970; thence

10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence

11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.

NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.

EXHIBIT "B-1"
Demised Premises

EXHIBIT  "B-2"

Demising Walls Plan

EXHIBIT  "C"

Parking Spaces Plan

EXHIBIT "D"

LEASE
By and Between
MOUNTAINBLUE JAKE BROWN REALTY LLC
Landlord
and
BLONDER TONGUE LABORATORIES, INC.
Tenant
1 Jake Brown Road
 Old Bridge, New Jersey
_________ __, 2018

i

ii

ARTICLE FIFTEEN ASSIGNMENTS, SUBLETTING AND ENCUMBRANCES		21

Section 15.01.	Assignment, Sublease; Tenant Obligations	21

ARTICLE SIXTEEN EXTENSION OF TERM OF LEASE		22

Section 16.01.	Tenant's Option	22
Section 16.02	Terms of Extension	22

ARTICLE SEVENTEEN INDEMNIFICATION		23

Section 17.01.	Tenant Indemnification	23
Section 17.02.	Landlord Indemnification	23
Section 17.03.	Force Majeure	24
Section 17.04.	Involuntary Cessation of Services	24
Section 17.05.	Non-Liability	24

ARTICLE EIGHTEEN BANKRUPTCY		24

Section 18.01		24

ARTICLE NINETEEN MISCELLANEOUS		25

Section 19.01.	Landlord's Waiver
Section 19.02.	Failure to Enforce Not Waiver	25
Section 19.03.	Amendment	25
Section 19.04	Estoppel Certificate	25
Section 19.05.	Notice	26
Section 19.06.	Survival of Valid Terms	15
Section 19.07.	Covenants to Bind and Benefit Respective Parties	26
Section 19.08.	Captions and Headings	26
Section 19.03.	Governing Law; Construction	26
Section 19.10.	Legal Costs	27
Section 19.11.	Recordation of Lease	27
Section 19.12.	Financial Statements	27
Section 19.13.	Time	27
Section 19.14.	Waiver of Jury Trial	27
Section 19.15.	Counterparts	27

iii

LEASE
THIS LEASE is made the ____ day of ____________, 2018, between Mountainblue Jake Brown Realty LLC, a New Jersey limited liability company, with an office located at 1180 Sylvan Street, Linden, NJ  07036 (hereinafter called "Landlord") and Blonder Tongue Laboratories, Inc., a Delaware corporation, having offices at 1 Jake Brown Road, Old Bridge, New Jersey 08857 (hereinafter called "Tenant").
BACKGROUND
Landlord is the owner of certain premises located at 1 Jake Brown Road, Old Bridge, New Jersey, and more completely described in Exhibit "A" attached hereto (the "Premises"), which Premises have been acquired by Landlord from Tenant on the date hereof.  Tenant wishes to lease a portion of the Premises comprised of land and building improvements thereon consisting of (i) approximately 25,000 square feet of office space and approximately 60,000 of warehouse space where and as shown in Exhibit "A-1" attached hereto; (ii) access to and exclusive use of 140 parking spaces plus areas for storage of cars and trailers; (iii) access to and use of the loading dock together with exclusive access to and use of the one (1) overhead bay door providing egress to the portion of the building comprising part of the Leased Premises, and (iv) one (1) drive-in bay with overhead door, all as more completely described in Exhibit "A-2" attached hereto (the foregoing, collectively, the "Leased Premises").  Landlord is willing to lease the Leased Premises to Tenant, and Tenant wishes to lease the Leased Premises from Landlord, both on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:
ARTICLE ONE
 Premises and Term
Section 1.01. Grant of Lease.  Landlord, does hereby demise, lease and let the Leased Premises to Tenant and Tenant does hereby let the Leased Premises from Landlord, upon and subject to the terms and conditions of this Lease.  Any affiliate of Tenant shall be entitled to use or occupy the Leased Premises; provided however all terms and conditions of this Lease applicable to Tenant shall equally apply to Tenant's affiliate, and Tenant indemnifies and holds Landlord harmless from all Losses (as hereinafter defined) arising from the affiliate of Tenant's use and occupancy of the Leased Premises.  This Section 1.01 shall survive the expiration or earlier termination of the Lease.
Section 1.02. Term.  The initial term of this Lease shall be for a period of five (5) years commencing on the ____ day of __________, 2018 (the "Commencement Date") and expiring at midnight on the 31st day of _________, 2023 (hereinafter called the "Initial Term"), and, as hereinafter provided in Article Sixteen hereof, for one extended term of five years, unless this Lease shall sooner end and terminate as hereinafter provided, (the Initial Term, together with any extension or extensions thereof, if so extended, or as shortened by any earlier termination of this Lease, being hereinafter called the "Demised Term").
Section 1.03. Tenant Warranties.  Tenant represents and warrants as follows:
(a) Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the state of its incorporation and is in good standing and qualified to do business in the State of New Jersey.  Tenant has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided.
(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates any material agreement, mortgage, indenture, lease, license, permit, trust or instrument to which Tenant is a party or by which Tenant is bound or any provision of the Articles of Incorporation or Bylaws of Tenant or any judgement, order, award, or decree.

(c) The execution and delivery of this Agreement by Tenant and the due consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Tenant, and this Agreement constitutes a valid and legally binding agreement of Tenant enforceable in accordance with its terms, and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, shall be valid and legally binding upon Tenant in accordance with its terms, subject to the laws of bankruptcy and other equitable principles affecting rights of creditors generally.
Section 1.04. Landlord Warranties.  Landlord represents and warrants as follows:
(a) Landlord has full power and authority to enter into this Agreement, and this Agreement is a valid and binding obligation of Landlord enforceable in accordance with its terms (subject to the laws of bankruptcy and other equitable principles affecting the rights of creditors generally).
(b) Landlord has not employed any broker or finder in connection with the negotiation or procuring of this Lease and has not had any dealings with any person which may entitle that person to a fee or commission.  Landlord agrees to indemnify and hold Tenant harmless against any claims, demands, or damages whatsoever by virtue of any arrangement or commitment made by Landlord with or to any person that may entitle such person to any fee or commission in connection with this Lease.
Section 1.05. Leased Premises Accepted "As-Is".  Tenant has made a complete examination and inspection of the Leased Premises and accepts same in its current condition, AS IS, WHERE IS, without recourse to any and all of (1) Landlord or (2) its partners, members, shareholders, officers, directors, managers, representatives, agents, servants, employees and others controlled by it, under common control with it or controlling it (collectively all those within the meaning of (2) above being Landlord's "affiliates") and Landlord and its affiliates shall have no liability by reason of any known, unknown, apparent or latent defect or condition existing on the Commencement Date.  To the maximum extent permitted by applicable law, (i) Landlord hereby disclaims any and all express or implied warranties with respect to the Premises as of and after the Commencement Date (including without limitation, any and every implied warranty of habitability, fitness or suitability, or compliance with applicable law) and (ii) Tenant waives any and all claims for any and every breach or alleged breach of any and all implied warranties that may exist on the Commencement Date.  Notwithstanding the foregoing, however, Landlord shall undertake the installation of the utility submeters and the construction of the demising walls in accordance with Section 3.01 hereinbelow.
ARTICLE TWO
 Rent; Security Deposit
Section 2.01. Base Rent.
(a) Tenant shall pay to Landlord, as rent for the Leased Premises during the first Lease Year (defined below) of the Initial Term, the sum of Five Hundred Seventy Three Thousand Seven Hundred Fifty Dollars ($573,750) ("Base Rent"), payable in twelve equal consecutive monthly installments on the first business day of each month as set forth on Exhibit "A-3".  The first installment shall be paid on the date hereof, subject to the offset for the PLL Policy (as hereinafter defined) set forth in Section 9.01(d) and pro-rated for the then remaining number of days in the month.
(b) The Base Rent for each Lease Year succeeding the first Lease Year during the Initial Term shall be an amount computed by multiplying the Base Rent of the preceding Lease Year by 102.75%.
(c) Tenant shall pay the Base Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease.  No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct and full Base Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

(d) In the event any monthly installment of Base Rent or Additional Rent (as hereinafter defined), or both, is not paid within 10 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the "Late Charge") shall be payable by Tenant within ten (10) days written demand therefor.
Section 2.02. Additional Rent.  All other amounts payable by Tenant hereunder, whether payable to Landlord or to third parties, including without limitation taxes, insurance, utilities and maintenance, shall be considered "Additional Rent" payable by Tenant hereunder.
Section 2.03. Manner of Payment.  All amounts payable under Section 2.01 of this Article, as well as all other amounts payable by Tenant to Landlord under the terms of this Lease, shall be paid, in U.S. currency at the office of Landlord set forth above, or at such other place within the continental limits of the United States as Landlord shall from time to time designate by written notice to Tenant.
Section 2.04. Net Lease.  It is intended that the Base Rent provided for herein shall be a net return to Landlord throughout the Initial Term of this Lease and any Extended Terms hereof, except as expressly provided otherwise in this Lease.
Section 2.05. Security Deposit.  Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord two (2) months of Base Rent in the total sum of $95,625 (the "Security Deposit"), representing security for the performance by Tenant of the covenants and obligations hereunder.  The Security Deposit shall be held by Landlord, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby and the Security Deposit may be commingled with other assets of Landlord.  If Tenant defaults in the performance of any of its covenants hereunder, Landlord may, with notice to Tenant, apply all or any part of the Security Deposit, to the extent required for the payment of any Rent or other sums due from Tenant hereunder, in addition to any other remedies available to Landlord.  In the event the Security Deposit is so applied, Tenant shall, within 10 days of written demand by Landlord, immediately deposit with Landlord a sum equal to the amount so used.  If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security Deposit (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Demised Term expires or terminates or (ii) delivery to Landlord of possession of the Leased Premises.  Landlord may deliver the Security Deposit to any successor to Landlord's interest in the Premises, and thereupon Landlord a shall be discharged from any further liability with respect to the Security Deposit.
ARTICLE THREE
 Expenses, Taxes and Other Charges
Section 3.01. Landlord's Obligations.
Landlord shall be responsible for:
(a) Installing all devices necessary or required by applicable law to enable the separation of the electric and gas lines servicing the Leased Premises from those servicing the remainder of the building in which the Premises is located, all at Landlord's sole cost and expense.  Landlord shall commence the process of installing such separate metering within thirty (30) days of the Commencement Date, and such separate meters shall be installed, in working order and approved by the appropriate utility company, no later than one hundred eighty (180) days after the Commencement Date.  Until such time as separate metering is functional, Landlord shall maintain all utilities in Landlord's name and Tenant shall be responsible for paying its Prorata Share (defined below) of costs of utility service to the Premises upon receipt of an invoice therefor by the Landlord, provided however that Tenant shall not be responsible for any additional fees or charges from Landlord whatsoever with respect to the utilities.  Notwithstanding the foregoing, until such time as separate meters are installed in the Premises, and provided there are no other tenants or occupants in the building, Tenant shall be responsible for 100% of the charges for all such electric and gas servicing the Leased Premises. If separate meters have not been installed, commencing on the date that a lease commences for any portion of the unleased space in the remainder of the building in which the Leased Premises is located, Tenant shall be responsible for payment of Tenant's Prorata Share (as defined below) of the electric and gas charges.

(b) Constructing the demising walls within the interior of the building located on the Premises which are necessary to separate the Leased Premises from the remainder of the building interior (the "Available Space").  Landlord shall commence the process of constructing such demising walls within thirty (30) days of the Commencement Date, and such construction shall be completed in accordance with all state or local ordinances and codes (the "Approval(s)") no later than the earliest of (i) one hundred eighty (180) days after the Commencement Date; or (ii) the date of commencement of a lease with another tenant for all or a portion of the Available Space.  Evidence of the Approval(s) shall be provided to Tenant promptly upon receipt by Landlord.  The demising walls shall consist of sheetrocked walls on wood or steel studs consistent with local building code requirements for such interior walls, except with respect to those areas where, in Tenant's reasonable determination, such interior wall construction is (i) impracticable or (ii) not required to address Tenant's security requirements, in which event and with respect to such areas, Landlord may utilize the existing dividers/partitions that are in place in the Leased Premises as of the Commencement Date to separate the Leased Premises from the remainder of the building as depicted on Exhibit "A-1".
(c) Performing its obligations described in Subsections 3.01(a) and (b) above in such as a manner as to minimize any material adverse impact on Tenant's operations.
Section 3.02. Tenant's Obligations.  Subject to the provisions of Sections 3.01, 3.08 and 4.03 hereof, commencing on the Commencement Date, Tenant will pay to Landlord as Additional Rent along with each Base Rent payment its prorata share (66%) ("Prorata Share") of Operating Expenses (as hereinafter defined).  The Tenant's Prorata Share of Operating Expenses payable hereunder for the Operating Years in which the Demised Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Demised Term. In the event the existing building is expanded or other improvements are constructed on the Premises, Tenant's Prorata Share shall be adjusted accordingly.
In addition, subject to the provisions of Section 3.08 hereof, Tenant will pay to Landlord, as an Operating Expense, its Prorata Share of all real estate taxes, personal property taxes, excise taxes, applicable sales tax, business and occupation taxes, occupational license taxes, water charges, and sewer charges, (each such tax, water charge, sewer charge, etc. which Tenant is obligated to pay hereunder being hereinafter sometimes called collectively "Taxes" and each a "Tax"), except only those taxes specifically excluded by Section 3.08 hereof, which, at any time during the Demised Term hereof, shall be or become due and payable and which:
(a) shall be levied, assessed or imposed upon or against the Premises or any portion thereof, or any interest of Landlord therein or under this Lease; or
(b) shall be or become liens upon or against said Premises or any portion thereof, or any such interest of Landlord therein, or under this Lease; or
(c) shall be levied, assessed or imposed upon or against Landlord by reason of any actual or asserted engagement by Landlord, directly or indirectly, in any business, occupation or other activity in connection with the Premises or any portion thereof; or

(d) shall be levied, assessed or imposed upon or against, or which shall be measured by, any rents or rental income, as such, payable to or on behalf of Landlord, in connection with the Premises or any portion thereof, or any interest of Landlord therein; or
(e) shall be levied, assessed or imposed upon or in connection with the ownership, leasing, management, maintenance, repair, use or occupancy of the Premises or any portion thereof; under or by virtue of any present or future law, statute, ordinance, regulation or other requirement of any governmental authority whatsoever, whether federal, state, county, city, municipal or otherwise, it being the intention of the parties hereto that, insofar as the same may lawfully be done, Landlord shall be free from all such expenses and all such real estate taxes, personal property taxes, excise taxes, applicable sales tax, business and occupation taxes, occupational license taxes, water charges, sewer charges, assessments and other governmental impositions and charges, except only those taxes specifically excluded by Section 3.08 hereof.
(f) Notwithstanding the foregoing Tenant shall be solely liable for any and all taxes, assessments, liens and encumbrances against Landlord or the Premises imposed on or arising from, for or by reason of any or all of (i) Tenant's compliance or noncompliance with its obligations for or by reason of any Environmental Law, whether for or under this Lease or any other Agreement made between Tenant or any of its predecessors or affiliates and Landlord or any of its predecessors or affiliates (expressly including that certain Agreement of Sale made on or about March 13, 2018 (the "Sale Agreement") or the Access Agreement dated of even date herewith governing Tenant's obligations as Seller for remediation activities at the Premises (the "Access Agreement"), (ii) spills, discharges or conditions of Hazardous Materials at or about the Premises to the extent Tenant or any of its predecessors or affiliates has liability for or by reason of same under Environmental Law, this Lease or any other Agreement made between Tenant or any of its predecessors or affiliates and Landlord or any of its predecessors or affiliates, or (iii) permits, approvals, or the like for or by reason of remediation at and about the Premises conducted by or for Tenant or any of its predecessors or affiliates.  The undertakings, covenants and obligations imposed on Tenant under this Section 3.02(f) shall survive the termination or expiration of this Lease.
Section 3.03. Intentionally Deleted.
Section 3.04. Apportionment on Expiration of Lease.  Any Tax relating to the fiscal period of the taxing authority, a part of which is within the Demised Term and a part of which is subsequent to the Demised Term, shall be apportioned and adjusted between Landlord and Tenant as of the expiration of the Demised Term so that Landlord shall pay that proportion of such Tax which that part of such fiscal period included in the period of time after the expiration of the Demised Term bears to such fiscal period, and Tenant shall pay its Prorata Share of the remainder thereof.  With respect to any Tax for public improvements or benefits which by law is payable, or at the option of the taxpayer may be paid, in installments, Landlord shall pay the installments thereof which become due and payable subsequent to the expiration of the Demised Term, and Tenant shall pay its Prorata Share all such installments which become due and payable at any time during the Demised Term.
Section 3.05. Receipts.  Upon Tenant's request, Landlord shall furnish to Tenant official receipts of the appropriate taxing authority or other proof satisfactory to Tenant, evidencing the payment thereof.
Section 3.06. Right to Contest Taxes.  Notwithstanding anything to the contrary herein contained, if Tenant deems any Tax excessive or illegal, Tenant may in accordance with Section 3.06, file a complaint with the New Jersey Tax Court to challenge the Tax.  During the pendency of the tax appeal Tenant shall continue to pay its Prorata Share of the Taxes as required hereunder.
Section 3.07. Contest at Tenant's Expense.
(a) Tenant, in the name of the Landlord or of Tenant, or both, may contest the validity or amount of any Tax, whether before or after payment, and Landlord agrees that it will cooperate with Tenant in any such contest to such extent as Tenant may reasonably request; however, Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant.  Tenant shall be entitled to any refund of any such Tax and penalties or interest thereon which have been paid by Tenant.
(b) Landlord may contest the validity or amount of any real estate tax, either before or after payment by Tenant of its Prorata Share and Tenant agrees to reimburse Landlord its Prorata Share of reasonable out-of-pocket expenses which Landlord so incurs up to the amount of the one year's reduction in real estate taxes obtained as a result of Landlord's contest.
(c) Tenant shall receive its Prorata Share of any refunds or credits actually received by Landlord in connection with the real estate tax appeal filed by Landlord or Tenant in accordance with this Section 3.07.
Section 3.08. Taxes and Impositions Payable by Landlord.  Tenant shall not be required to pay any of the following Taxes which shall be imposed against Landlord by any governmental authority, whether federal, state, county, city, municipal, or otherwise:

(a) any estate, inheritance, devolution, succession, transfer, legacy or gift tax which may be imposed upon or with respect to any transfer of Landlord's interest in the Premises;
(b) any capital stock tax or other tax imposed against Landlord for the privilege or franchise of doing business; and
(c) any income tax levied upon or against the income of Landlord, including any rental income derived by Landlord from the Premises.
Section 3.09. Operating Expenses.
(a) The term "Operating Expenses" shall include the actual costs and expenses paid or incurred by Landlord with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Premises which are consistent with the classification of the Premises as an industrial/flex space building, including, without limitation, the following:  (i) out of pocket expenses (not salary) for services provided directly by employees of Landlord or an agent of Landlord in connection with the operation, maintenance or rendition of other services to or for the Premises; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to the Premises, together with any taxes on such utilities; (iii) all premiums for casualty, workers' compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Premises, all third party administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Premises, and sales and other taxes thereon; (v) amounts charged by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Premises (together with a reasonable overhead and administrative fee to Landlord), including, without limitation, the structural elements of the Premises; (vi) management fees to an agent of Landlord or other persons or management entities actually involved in the management and operation of the Premises; (vii) any capital improvements made by, or on behalf of, Landlord to the Premises that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Premises in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement; (viii) all reasonable professional fees incurred in connection with the operation, management and maintenance of the Premises; (ix) maintenance and repair costs, dues, fees and assessments incurred under any applicable covenant or easement agreement or charged by any owner or park association; and (x) maintenance and repair of the sprinklers and life-safety systems and costs of snow removal and landscaping; and (xi) Taxes, as defined in Section 3.02.  Notwithstanding the foregoing, until such time as there are other tenants or occupants in the building, Tenant shall be responsible for 100% of all water and sewer charges.  The payment of electric and gas charges shall be made in accordance with Section 3.01.  In further confirmation of Section 3.02 above, in the event the existing building is expanded or other improvements are constructed on the Premises which are not separately metered, Tenant's Prorata Share of such water and sewer charges shall be adjusted accordingly.
(b) Operating Year.  The term "Operating Year" shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Demised Term.
(c) Payment of Estimated Additional Rent.  Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year.  Upon Landlord's notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the "Estimated Additional Rent") equal to the estimate of Tenant's Prorata Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year).  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant's actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord's written demand therefor.  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant's actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Demised Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof.

Section 3.10. Intentionally Deleted.
ARTICLE FOUR
 Use and Compliance With Laws
Section 4.01. Use of Leased Premises.  Tenant will not use the Leased Premises for any purpose which is unlawful or in violation of any statue, ordinance, rule or regulation governing the use of the Leased Premises.
Section 4.02. Compliance with Law.  Tenant shall comply with all applicable laws (including any and all ordinances and the orders, rules, regulations and requirements of all federal, state, county and municipal governments and appropriate departments, commissions, boards and officers thereof), which may be applicable to the Leased Premises.  Tenant accepts the Leased Premises "as is" in its actual condition as of the date of this Lease, and assumes all risks, if any, resulting from any present or future latent or patent defects therein or from the failure of the Leased Premises to comply with all legal requirements applicable thereto.  Tenant acknowledges that Landlord has made no representations as to the condition or manner of construction of the improvements erected on the Leased Premises.  Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged material violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Leased Premises and the use or occupation thereof.
Section 4.03. Right to Contest.  Unless otherwise required by law, Tenant shall have the right to contest by appropriate legal proceedings, the validity of any law, ordinance, order, rule, regulation or requirement of the nature herein referred to, provided, however, that, Tenant shall, if Landlord so requests, indemnify Landlord against any and all liability, loss and damage which Landlord may sustain by reason of Tenant's failure or delay in complying therewith.  Landlord shall have the right, but shall be under no obligation, to contest by appropriate legal proceedings, at Landlord's expense, any such law, ordinance, rule, regulation or requirement.
Section 4.04. Use of Common Areas and Parking.
As used herein, "Common Areas" shall mean all areas within the Premises that are available for the common use of tenants of the Premises and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas.  Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time.  Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas.  A portion of Tenant's Leased Premises exists within the Common Areas as follows: exclusive use of 140 designated parking spaces, plus areas for the storage of cars and trailers, and access to and use of the loading dock, together with exclusive access to and use of the one overhead door providing egress to the portion of the building comprising part of the Leased Premises, as more completely described in Exhibits "A-1" and "A-2" attached hereto.  Without limitation of the foregoing, Tenant shall not use more than the aforementioned designated parking spaces and areas, and shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas outside of the areas designated in Exhibit "A-2."  Tenant's activities in connection with such parking and storage shall be conducted in a manner that does not unreasonably disturb, disrupt or prevent the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas.  Landlord, from time to time, may, subject to Tenant's consent, change any or all of the size, location, nature and use of any of the Common Areas (including re-designating the 140 parking spaces allotted to Tenant) although such changes may result in reasonable inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant's use of or access to the Leased Premises.  In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord's reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Leased Premises, or are required in order to satisfy Landlord's obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant's use and operation of the Leased Premises in connection therewith.

ARTICLE FIVE
 Public Utility Charges
Section 5.01. Tenant's Obligations.  Except as otherwise set forth in Section 3.01, Tenant shall pay or cause to be paid its Prorata Share of all charges for gas, water, sewer, electricity, light, heat/cooling, power, telephone or other communication service or other utility or service used, rendered or supplied to, upon or in connection with the Premises throughout the Demised Term.  Tenant shall also procure or cause to be procured any and all necessary material permits, licenses or other authorizations required for the lawful and proper use, occupation and operation of the Leased Premises and for the lawful and proper installation and maintenance upon the Leased Premises of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such service to or upon the Leased Premises.  Landlord is not, nor shall it be, required to furnish to Tenant or any other occupant of the Leased Premises, during the Demised Term, any water, sewer, gas, heat, electricity, light, power or any other facilities, equipment, labor, materials or services of any kind whatsoever.  Tenant shall be responsible, at its sole cost and expense, for pest and insect control of the Leased Premises and the collection and removal of all rubbish, garbage, and waste from the Leased Premises, and shall not permit the accumulation of any rubbish or garbage in or about any part of the Premises or Leased Premises.  Tenant shall be solely responsible for disposing of all Hazardous Materials (as hereinafter defined) so as to protect waste handlers and the public from exposure and such disposal shall comply with the requirements set forth in the applicable Environmental Laws (as hereinafter defined).  Tenant's disposal of Hazardous Materials and removal thereof from the Leased Premises shall be provided by Tenant's contractors, at Tenant's sole cost and expense.  Under no condition shall Tenant store Hazardous Materials outside the Leased Premises or deposit any Hazardous Materials in trash receptacles serviced by the trash service provided by Landlord (if any) servicing any other part of the Premises.
Section 5.02. Landlord's Obligations
Landlord shall, at Landlord's sole expense, install separate meters for the electric and gas utilities servicing the Leased Premises as set forth in Section 3.01.
ARTICLE SIX
Maintenance and Repairs, Covenant
 Against Waste and Right of Inspection
Section 6.01. Maintenance and Repairs.  Tenant shall, throughout the Demised Term, take good care of the Leased Premises and the buildings and improvements now or hereafter erected thereon including, but not by way of limitation, the Building Equipment located within the Leased Premises (defined for purposes of the Lease as the heating and air conditioning plants and systems, lighting and electrical systems, and plumbing which are physically located within and exclusively serve the Leased Premises, but not including any equipment belonging to Tenant and located on the Leased Premises) and, subject to the rights of Tenant under Article Eight of this Lease, shall not do or suffer any waste with respect thereto.  Tenant shall (i) promptly make all repairs, necessary to keep said buildings, improvements, on site improvements, and Building Equipment in a state of order and condition, at least equal to the state of order and condition as existed on the execution date of this lease which is agreed by Landlord to be satisfactory, subject to reasonable wear and tear, and (ii) irrespective of the availability or sufficiency of any fire or other insurance proceeds payable with respect thereto pursuant to Article Nine hereof, restore the same, following any damage or destruction by reason of any fire or other casualty, or by reason of any settling of said buildings or improvements.  Tenant shall not be responsible for repairing and maintaining any building, improvements or Building Equipment which is either (i) not located within the Leased Premises; or (ii) does not serve the Leased Premises, although Tenant shall be responsible for paying its Prorata Share of all costs incurred by Landlord to repair and maintain such buildings, improvements, and Building Equipment and shall pay such costs promptly upon receipt of an invoice therefor.  When used in this Article, the term "repairs" as applied to Building Equipment shall include replacements, restoration and/or renewals when necessary.  The provisions and conditions of Article Eight applicable to changes or alterations shall similarly apply to repairs required to be done by Tenant under this Article.  Except as otherwise provided in Article Fourteen, nothing herein contained shall be construed to prevent Tenant or any subtenant, sublessee, or other occupant claiming under or through Tenant from removing from the Leased Premises trade fixtures, furniture, and equipment (other than Building Equipment) on the condition, however, that Tenant shall, at its own cost and expense, repair any and all damages to the Leased Premises resulting from or caused by the removal thereof.  Tenant shall keep the temperature of the Leased Premises at a minimum of 55º F to prevent freezing of water in the pipes and fixtures.

Section 6.02. Access.  Tenant shall permit Landlord and its authorized representatives to enter the Leased Premises, upon twenty four hours prior written notice (except in the case of an emergency in which case no advance notice is required), during usual business hours and subject to Tenant's security and confidentiality requirements (which requirements shall not be used by Tenant as a means to deny or delay Landlord's access to the Leased Premises contemplated by this Section 6.02 for more than three business days) to (a) inspect the same and to make any necessary repairs to the Leased Premises and perform any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority, (b) as may be necessary to prevent waste or deterioration of the Leased Premises not otherwise permitted by this Lease, which Tenant is obligated, but has failed, to make, perform, or prevent, as the case may be and (c) to show the Premises to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord.  Tenant shall be required to reimburse Landlord for all out of pocket costs and expenses that Landlord incurs in order to perform repairs performed pursuant to subparagraph (a) above, and such reimbursement shall be paid, in full, within 10 days after Landlord's delivery of written demand therefor.  The performance thereof by Landlord shall not constitute a waiver of Tenant's default in failing to perform the same.  Landlord shall not, in connection with the doing of any such work, permit any such work to disturb Tenant's operations, inhibit access to the Premises or cause damage to Tenant's property.  During the period of nine (9) months prior to the expiration of the Lease (or at any time, if Tenant has vacated or abandoned the Leased Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Leased Premises to prospective tenants.  Tenant shall provide Landlord with copies of all pass keys, access cards or both, to the Leased Premises to accomplish any and all of the foregoing.  Notwithstanding the foregoing, in the event Tenant fails to exercise the option to extend the term of the Lease as set forth in Section 16.02 the Landlord and its agents may exhibit the Leased Premises to prospective tenants following expiration of the deadline for Tenant to give notice of its election to extend the term of the Lease in accordance with Section 16.02, provided however that any such access by or on  behalf of Landlord shall be upon twenty four hours prior written notice, occur during usual business hours, be subject to Tenant's security and confidentiality requirements, and be limited to the extent required to avoid disturbing Tenant's operations (which requirements shall not be used by Tenant as a means to deny or delay Landlord's access to the Leased Premises contemplated by this Section 6.02 for more than three business days).  Landlord shall indemnify Tenant from and against all loss, damage or injury incurred by Tenant or caused to the Leased Premises arising from such access.
ARTICLE SEVEN
 Mechanics' Liens
Section 7.01. Prohibition Against Liens.
Tenant shall not suffer or knowingly permit any liens to stand against the Leased Premises or any part thereof by reason of any work, labor, services or materials done for or supplied to Tenant or anyone holding the Leased Premises or any part thereof through or under Tenant.  If any such lien, claim or complaint shall at any time be filed against the Leased Premises, Tenant shall cause the same, and any related notice of intention to perform labor or furnish materials, to be discharged of record within sixty (60) days after the date of filing the same, by either payment, deposit or bond.  If Tenant shall fail to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due by deposit in court or bonding, and/or Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances.  Any amount paid or deposited by Landlord for any of the aforesaid purposes (including reasonable fees of attorneys of Landlord's choosing), shall become due and payable forthwith by Tenant to the Landlord, or, at the option of Landlord, shall be payable by Tenant to Landlord as additional rent, as provided in Article Two hereof.
Section 7.02. No Inferred Consent; Right to Post Notice.  Nothing in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of Landlord, expressed or implied, by inference or otherwise, to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Leased Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against the Landlord interest in the Leased Premises and Landlord shall not be liable therefor.  Landlord shall have the right to post and keep posted at all reasonable times on the Leased Premises any notices which Landlord shall be required so to post for the protection of Landlord and the Leased Premises from any such lien.

ARTICLE EIGHT
 Alterations
Section 8.01. Consent Required.  Tenant will not make any alterations which would substantially change the character of said building or buildings, or which would weaken or impair the structural integrity or lessen the value of the building or buildings, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Any such alterations shall be done in conformity with the provisions of Section 8.02 hereof.
Section 8.02. Permitted Alterations.  Subject to Section 8.01 Tenant is granted the irrevocable right, at its own cost, to make such alterations, additions, enlargements and improvements in and to the building or buildings now or hereafter erected upon the Leased Premises as it may deem desirable for its use, but subject, however, to the following provisions:
(a) the same  shall be performed in a good and workmanlike manner;
(b) if plans  and specifications are necessary, or customarily prepared, in the making of any such alterations, Tenant shall cause plans and specifications to be prepared, and will furnish copies thereof to Landlord.  Tenant further agrees that, before the commencement of any such alterations, it will, when necessary, file such plans and specifications with, and obtain the approval thereof by, all municipal or other governmental departments or authorities having jurisdiction thereof.  Landlord shall execute and deliver to Tenant such consent by Landlord as may be required by any such departments or authorities if and as consistent with this Lease;
(c) all such alteration work shall be done subject to, and in accordance with, all applicable laws;
(d) To the extent the cost of such alteration work exceeds $10,000, Tenant shall procure and maintain such insurance, bonds and other forms of indemnification, if any, as reasonably required by Landlord, in connection with such alteration work, and upon request provide evidence of same;
(e) Tenant shall promptly pay and discharge all costs, expenses, damages and other liabilities which may legitimately arise in connection with or by reason of such alteration work;
(f) Tenant shall pay the amount of any increase in premiums on insurance policies occasioned by the making of any such alterations.
Section 8.03. Landlord's Property.
Subject to Section 8.04, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Leased Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Leased Premises; shall be deemed the property of Landlord (the "Landlord's Property"), without compensation or credit to Tenant; and shall not be removed by Tenant at the expiration or earlier termination of the Lease unless Landlord requests their removal.  In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent (which consent may be given or withheld in Landlord's sole discretion):  any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

Section 8.04. Tenant's Property.
All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Leased Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Leased Premises, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Leased Premises (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Leased Premises resulting from the installation and/or removal thereof.  At or before the expiration date of the Lease, or the date of any earlier termination, Tenant, at its expense, shall remove from the Leased Premises all of Tenant's Property and any alterations (except such items thereof as constitute Landlord's Property; or as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair (to Landlord's reasonable satisfaction) any damage to the Leased Premises resulting from any installation and/or removal of Tenant's Property.  Any other items of Tenant's Property that shall remain in the Leased Premises after the expiration or earlier termination of the Lease, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense.  Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant's Property from the Leased Premises only upon the express written direction of Landlord.
ARTICLE NINE
 Insurance and Damage
Section 9.01. Insurance.
(a) Tenant's General Liability Insurance.  Tenant shall purchase and maintain, throughout the Demised Term, policies of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $1,000,000.00 per occurrence, and $2,000,000.00 annual general aggregate, (ii) comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Leased Premises in the amount of not less than $1,000,000.00 combined single limit.  The insurance policies required by this Section 9.01(a) shall (a) name Landlord, and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) provide coverage on an occurrence basis; (c) provide coverage for the indemnity obligations of Tenant under this Lease; (d) contain a severability of insured parties provision and/or a cross liability endorsement; (e) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (f) provide coverage with no exclusion for a pollution incident arising from a hostile fire.
(b) Property and Workers' Compensation Insurance.  Tenant shall purchase and maintain, throughout the Demised Term, policies of (i) "all-risk" property insurance covering the Leased Premises (at its full replacement cost), and damage to other property resulting from any acts or operations of Tenant, and (ii) workers' compensation insurance per the applicable state statutes covering all employees of Tenant.
(c) Waiver of Subrogation.  To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of the Premises, (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease, or (d) claims paid by Tenant's workers' compensation carrier.  This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier.  The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.
(d) Pollution Liability Insurance.  On or before the Commencement Date, Tenant shall: (i) procure a pollution legal liability insurance policy ("PLL Policy"), which meets with Landlord's approval and is from an insurance company reasonably acceptable to Seller (the "Carrier"); and (ii) pay all premiums and cause the PLL Policy to be bound.  The PLL Policy shall, at a minimum and without limitation, cover: (i) all costs associated with the investigation and remediation of unknown pollution conditions and, following Seller's achievement of Compliance with ISRA pursuant to the Sale Agreement, reopener coverage for known pollution conditions; (ii) all costs, including (without limitation) legal expenses, associated with the investigation and remediation of, or a claim for bodily injury (including death) or third party property damage (including claims for natural resources damages and the assessment of such damages) arising from: (y) known pollution conditions that commenced prior to the Commencement Date that were disclosed to Tenant (as former owner of the Premises) and resulted in a claim post-closing, or (z) unknown pollution conditions that commenced prior to the Commencement Date, but were caused by Tenant (as former owner of the Premises) and discovered after the Closing; and (iii) pollution conditions that commenced after the Commencement Date.  The PLL Policy shall (a) have a minimum term coterminous with the Term of this Lease, (b) provide no less than Three Million and 00/100 Dollars ($3,000,000.00) of coverage in the aggregate, (c) name Landlord as an additional named insured, (d) include this Lease as an insured contact, and (d) have such other limits, terms and deductibles as are reasonably satisfactory to Landlord.  Tenant shall not cancel or cause to be terminated the PLL Policy at any time after the Commencement Date.  Should the PLL Policy be cancelled by the Carrier, then Tenant shall use reasonable and good faith efforts to purchase a replacement PLL Policy with the same coverage required in this provision.

If Tenant fails to comply with any of the insurance requirements set forth in this Article 9 or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 25% of such cost.
Landlord shall not allow any other operations or occupancies on the Premises or otherwise do anything which would cause (i) the PLL Policy to be cancelled; or (ii) any coverage thereunder to be excluded or reduced (including, any change in the remediation expenses covered by the PLL Policy); or (iii) the PLL Policy to disclaim coverage for a residential cleanup standard which such level of remediation is required by the terms of this Lease.  In the event such cancellation or exclusion occurs, Landlord shall be responsible to Tenant for any Loss incurred by Tenant in connection therewith, including but not limited to the expense of any remediation activities which would have been paid by the PLL Policy but for such cancellation or exclusion.
Tenant shall receive an offset against Base Rent in the aggregate amount of $28,500.00, applied in installments in the amount of $2,375.00 per month against the Base Rent payments due for the first twelve (12) months of the Lease, in accordance with Section 2.01, representing Landlord's contribution towards the cost of the premium for the PLL Policy.
Section 9.02. Adjustment of Loss.  The loss, if any, under any or all of the policies provided for under Section 9.01 hereof, shall be adjusted with the insurance company or companies by and at the cost of Landlord.  The loss so adjusted shall be paid to Landlord except to the extent the compensation is for Tenant's Property which shall be paid to Tenant.
Section 9.03. Damage or Casualty.  Subject to the provisions of Section 9.04 below, if the Leased Premises are damaged by fire or other insured casualty, Landlord shall repair the damage and restore and rebuild the Leased Premises as soon as is commercially reasonable after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage.  Tenant shall not be entitled to terminate this Lease or an abatement of the Base Rent and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Leased Premises pursuant to this Section.  Landlord shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Leased Premises, but Landlord shall not be required to do such repair or restoration work except during normal business hours of business days.
In the event of damage or casualty, Tenant may withhold payment of the Base Rent and all additional rent and other charges payable by Tenant hereunder, proportionate to the portion of the Leased Premises (based on usable square feet) that Tenant may be prevented from fully using as a result of such damage or casualty.

Section 9.04. Total Destruction.
(a) If the Premises shall be totally destroyed by fire or other casualty, or if the Premises shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord):  (i) its repair or restoration requires more than 270 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Premises immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Premises and (y) occurs during the last two years of the Demised Term, Landlord or Tenant shall have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant.  In such event, the termination shall be effective as of the date upon which one party receives written notice from the other terminating this Lease pursuant to the preceding sentence.  If either party does not deliver a termination notice, this Lease shall remain in full force and effect.  Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Premises or Landlord pursuant to a ground lease encumbering the Premises (collectively, "Superior Parties") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises, or (B) the issuer of any casualty insurance policies on the Premises fails to make available to Landlord sufficient proceeds for restoration of the Premises, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord's election to terminate this Lease.  Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration.  For purposes of this Section 9.04 only, "full insurable value" shall mean replacement cost, less the cost of footings, foundations and other structures below grade.  Notwithstanding the foregoing, in the event Tenant is responsible for the aforesaid casualty, Tenant shall not have the right to terminate this Lease if Landlord is willing to rebuild and restore the Premises.
In the event Landlord has not completed restoration of the Premises within twelve (12) months from the date of casualty, Tenant may terminate this Lease by written notice to Landlord within thirty (30) days following the expiration of such 12 month period unless, within thirty (30) days following receipt of such notice, Landlord has substantially completed such restoration and delivered the Leased Premises to Tenant for occupancy.
In the event of total destruction, provided that the Lease is not terminated as provided above, Tenant may withhold payment of the Base Rent and all Additional Rent and other charges payable by Tenant hereunder until such time reconstruction is completed, a Certificate of Occupancy has been issued and possession of the Leased Premises is given to Tenant.
Section 9.05. Cooperation in Actions.  Landlord will cooperate with Tenant, to such extent as Tenant may reasonably require, in connection with the prosecution or defense of any action or proceeding arising out of, or for the collection of any insurance moneys that may be due in the event of, any loss or damage, and Tenant will execute and deliver to Landlord such instruments as may be required to facilitate the recovery of any insurance monies.
Section 9.06. Notice of Casualty.  Tenant shall give prompt notice to Landlord with respect to all fires or other casualties occurring upon the Leased Premises where the apparent damage exceeds Fifteen Thousand Dollars ($15,000).  Tenant shall be liable for any claim, loss, damage, cost or expense resulting from Tenant's failure to give Landlord the foregoing notice in a timely manner.
Section 9.07. Insurance Proceeds.
Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to any casualty.  Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to the Premises (excluding any proceeds for (i) a claim made to the PLL Policy for remediation conducted by Tenant; and (ii) damage to Tenant's personal property).  In the event that the Premises are not repaired or reconstructed, all proceeds of insurance (excluding any proceeds covering Tenant's personal property), whether carried by Landlord or Tenant, shall be payable to Landlord.  Landlord's duty to repair the Premises is limited to repairing the Premises to the condition existing immediately prior to such fire or other casualty.

Section 9.08. Environmental Issues From Casualties.
The cost to resolve any environmental issues arising from a casualty shall be paid by the person(s) otherwise responsible under this Article 9 for casualty-related costs.  Any remediation of environmental issues required to be performed by Tenant shall be performed consistent with the terms of Article 11 hereinbelow.  Any undertakings, covenants and obligations imposed on Tenant under this Section 9.08, shall survive the termination or expiration of this Lease.
ARTICLE TEN
 Condemnation
Section 10.01. Condemnation.  Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises (a "Condemnation"), and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection with such Condemnation.  Tenant and Landlord shall be entitled to separately claim and pursue in connection with any Condemnation such separate awards as may be allowed from the applicable condemning governmental authority.
Section 10.02. Total Condemnation.  If title to the fee of the whole or materially all of the Premises shall be taken in a Condemnation this Lease shall cease and terminate, and all Base Rent, additional rent and other charges paid or payable by Tenant hereunder shall be apportioned, as of the date of vesting of title in such condemnation proceedings, and the total award, except for that portion thereof awarded specifically to Tenant, shall be retained by Landlord.
For the purposes of this Section, a taking of the whole or materially all of the Premises shall be deemed to have occurred if the portion of the Leased Premises not so taken, in Tenant's reasonable, good faith judgment, cannot be reconstructed or repaired so as to constitute a facility usable by Tenant for the purposes which the Leased Premises were being used by Tenant immediately prior to such taking.
Section 10.03. Partial Condemnation.  If at any time during the Demised Term of this Lease, title to less than the whole or materially all of the Premises shall be taken as aforesaid, and a result of such taking, demolition, repair or restoration of the building is required, the award or proceeds shall be paid over to Landlord and applied toward the cost of demolition, repair and restoration, all of which shall be completed promptly.  Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration as aforementioned shall be the sole property of Landlord.  From and after the date of such partial condemnation (i) the Lease Year Base Rent payable by Tenant hereunder shall be reduced in the ratio which the diminution, if any in the total floor area of the building or buildings constituting the Leased Premises as restored or rebuilt following such condemnation, shall bear to the total floor area of the building or buildings erected on the Premises at the time of such condemnation, or (ii) if Tenant reasonably determines that the remaining leasable area is unsuitable for Tenant's business purposes, Tenant may, upon at least thirty (30) days prior written notice, terminate this Lease; such notice to contain the basis for Tenant's determination that the Leased Premises are no longer suitable for Tenant's purposes.  If Tenant terminates the Lease as aforesaid, Tenant shall pay rent until such date of termination and thereafter neither party shall have further rights or obligations hereunder.
Section 10.04. Temporary Condemnation.  Tenant further agrees that if, at any time-after the date hereof, the whole or any part of the Leased Premises or of Tenant's interest under this Lease shall be taken or condemned by any competent authority for its or their temporary use or occupancy, this Lease shall not terminate by reason thereof, however, Tenant shall withhold payment of the Base Rent and all additional rent and other charges payable by Tenant hereunder, proportionate to the portion of the Leased Premises (based on usable square feet) that Tenant may be prevented from fully using pursuant to the terms of the order of the condemning authority.  In the event of any such taking as in this Section 10.04. referred to, the entire amount of any award made for such taking, whether paid by way of damages, rent or otherwise, shall be paid to and held by Landlord.

Section 10.05. Environmental Issues From Condemnation.
The cost to resolve any environmental issues arising in or from any condemnation or eminent domain proceeding shall be borne and paid by the person(s) otherwise responsible under this Lease for remediation-related costs.  Any remediation of environmental issues in or from such proceeding required to be performed by Tenant shall be performed consistent with the terms of Article 11 hereinbelow. Any payment or loss, including by reason of any escrow or price reduction in such proceeding against amounts otherwise due to Landlord, in lieu of actual remediation, for environmental issues for which Tenant is responsible under this Lease, shall be pair or borne by Tenant in the first instance, if possible (for example by Tenant funding such escrow), or reimbursed by Tenant to Landlord promptly on proper demand. Any undertakings, covenants and obligations imposed on Tenant under this Section 10.05, shall survive the termination or expiration of this Lease.
ARTICLE ELEVEN
 Environmental
Section 11.01. Hazardous Materials.  Except as is explicitly set forth herein or utilized in connection with Tenant's present business in compliance with governmental regulations and disclosed on Exhibit C referenced below, Tenant shall not generate, transport, store, use, treat or dispose of any Hazardous Material (defined below) in, to or from the Premises if the nature or quantity of Hazardous Materials, or the operations involved with such Hazardous Materials  so proposed, alone or in the aggregate with other Hazardous Material, (v) would cause the Premises to be classified as a "Major Facility" as defined in the New Jersey Spill Compensation and Control Act N.J.S.A. 58:10-23.11 et seq. ("Spill Act"),  (w) would require a new or amended permit, consent, authorization, certificate or approval, or Discharge Prevention Containment and Countermeasure or Discharge Cleanup and Removal plan, or the like, for its or their generation, transport, storage, use, treatment, disposal or release or (x) are, contain or involve explosives, ultra-flammable, or ultra-hazardous Hazardous Materials as are required to be reported to USEPA under Title III of the Superfund Amendments and reauthorization Act of 1986 ("SARA"), 42 U.S.C.A § 11001 et seq., ("EPCRA") or regulated as extraordinarily hazardous substances under the Toxic Catastrophe Prevention Act, N.J.S.A. 13:1K-19 et seq. ("NJTCPA"), (y) would result in all or any portion of the Premises being regulated as a treatment, storage or disposal facility under the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA") or requiring registration under RCRA other than as a small quantity generator or (z) the generation, transport, storage, use, treatment or disposal of which, or any casualty, release, spill or discharge involving which,  would be excluded from, or have a different, coverage under, the PLL Policy (any of the foregoing, a "Reclassification Event"). Tenant shall, at its own cost, at all times (i) comply (and cause all others under its control to comply) with all applicable laws relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below) and (ii) obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith.  Tenant shall promptly provide Landlord with complete copies of all permits or agreements to, with, from or issued by any governmental authority (including any and all agencies and the like, federal, state or local) or any private entity, relating in any way to the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises of any Hazardous Materials.  Upon reasonable suspicion that a new discharge of Hazardous Materials has occurred within the Premises for which Tenant is responsible hereunder and which is not being addressed by Tenant pursuant to its requirements hereunder, Landlord, and Landlord's respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests for the purposes of ascertaining Tenant's compliance with all applicable laws (including Environmental Laws) or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises, subject to prior written notice and any reasonable security procedures which Tenant may require.  Any costs incurred with Landlord in connection with such access and test shall be at Landlord's sole expense if any invasive or intrusive testing of the soil or groundwater at the Premises do not reveal contamination which (i) is above applicable NJDEP non-residential remediation thresholds; and (ii) resulted from Tenant's occupation of the Leased Premises.  Tenant covenants to investigate, clean up and otherwise remediate, at Tenant's sole expense, any and every spill, discharge or release of Hazardous Materials caused, contributed to, or created before, during and after the Demised Term by any or all of (A) Tenant and (B) any or all of Tenant's predecessors, shareholders, officers, directors, members, managers, partners, invitees, licensees, agents, employees, contractors or representatives and others controlled by it, under common control with it or controlling it ("Tenant Parties" or "affiliates") to the Non-Residential Remediation Standard defined in Section 11.02(b) below.  Except as permitted in Section 11.02(b) below, Tenant shall not enter into any settlement agreement, consent decree or other compromise, or other agreement with respect to any claims or obligations for or relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent (which consent may be given or withheld in Landlord's sole discretion) and affording Landlord the opportunity to participate, at Landlord's expense, in any such proceedings.  As used herein, the term (x) "Environmental Laws" shall mean any and all applicable laws (including, without limitation, state, federal and local, rules, regulations and guidance, and the like, of any and every government authority) pertaining to Hazardous Materials or that otherwise deal with, or relate to, air or water quality, air emissions, soil or ground or water or ecological conditions or other environmental matters of any and every kind; and (y) "Hazardous Materials" shall mean any and every waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law, without limitation including any and every material defined or regulated as a hazardous substance, hazardous waste, pollutant or the like under any Environmental Law.  Notwithstanding anything set forth herein, Tenant is permitted to handle, store, use or dispose of products containing small quantities of Hazardous Materials, if (i) such products are used in the ordinary course of Tenant's business, or (ii) are customarily found in commercial real estate properties (such as aerosol cans, cleaning fluids, toner for copiers, and the like); and (iii) Tenant handles, stores, uses and disposes of any such Hazardous Materials in a safe and lawful manner in compliance with all Environmental Laws.  Landlord expressly acknowledges that the substances listed on Exhibit C hereto are generally present in the forms and locations shown on the Leased Premises, which have been and will be used in the ordinary course of Tenant's business, and may be present throughout the Demised Term in varying quantities but in no event in quantities which would trigger a Reclassification Event as defined in Section 11.01 above.  The undertakings, covenants and obligations imposed on Tenant under this Section 11.01 shall survive the termination or expiration of this Lease.

Section 11.02. ISRA Compliance.
(a) From and after the Commencement Date, in addition to and without limiting the foregoing, Tenant shall, at Tenant's own expense, to the extent required by law, fully, promptly and diligently comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder and related Environmental Law and guidance applicable thereto in connection with the Leased Premises (collectively "ISRA"), without limitation including if, when during the Demised Term, and as required, by or for reason of any and every transfer of ownership or operations, or in the case of a cessation of operations, as defined and regulated by ISRA authorize.  In complying with ISRA as required hereunder, Tenant shall not proceed under a plan of remediation, or otherwise, in a manner that shall materially and adversely affect Landlord's ability to initiate and continue commercial and industrial use(s) of the Premises of Tenant or others, within the existing footprint of improvements on the Premises ("Adverse Effect"), it being understood however that the remediation will be conducted to the Remediation Standard defined below.  Tenant's obligations under this paragraph shall arise if Tenant's operations at the Leased Premises constitute an "industrial establishment" (as defined in ISRA) and are subject to ISRA due to any closing, terminating or transferring of its operations, the occurrence of the expiration of this Lease, the termination of this Lease, any permitted assignment of this Lease or permitted sublease of a portion of this Lease, the sale or transfer of any or all of the Premises or any ownership or interest in Landlord, or any other action or event which triggers ISRA.
(b) Tenant shall, at Tenant's own expense, comply with all requirements of ISRA when and as applicable and make all required or requested submissions to the New Jersey Department of Environmental Protection ("NJDEP").  Should the compliance with ISRA require that any plan for assessment, investigation or remediation be prepared, including a site investigation work plan, a remedial investigation work plan, a remedial action work plan, or a remedial action report, and that any remediation or cleanup be undertaken, because of any spills, releases or discharges of Hazardous Materials at, from or about the Premises that Tenant or any of Tenant's agents, contractors, servants, employees, licensees or invitees causes or suffers, before, during or after the Demised Term, or the existence of any other condition for which Tenant or any of the Tenant Parties are responsible under ISRA, Environmental Law, this Lease, the Sale Agreement or the Access Agreement, then Tenant shall, at Tenant's own expense, retain a Licensed Site Remediation Professional ("LSRP"), as defined in the Site Remediation Reform Act (N.J.S.A. 58:10C-1 et seq. and the regulations promulgated thereunder ("SRRA"), and cause such LSRP to prepare and submit any and all required plans and reports, and cause the conduct of all work for remediation consistent with those plans through the issuance of a "Final Remediation Document" as defined in SRRA which is consistent with the following "Non-Residential Remediation Standard:"  Tenant shall specifically be permitted to leave in place any soil contamination and institute related Institutional Control(s) and Engineering Control(s) (as such terms are defined under N.J.S.A. 58:10C-2) (the "Controls") if (i) the contamination is situated under a paved surface, sidewalk, improvement or other impervious surface and the removal of such contamination is impractical or unnecessary in the opinion of Tenant's LSRP; and (ii) the contamination is not a source of contamination to the groundwater as determined by Tenant's LSRP; and (iii) doing so is permitted by the Technical Requirements at N.J.A.C. 7:26E‑1 et seq.; and (iv) Tenant funds the "Post-Remediation Fund."  The Post-Remediation Fund shall consist of an escrow for Landlord's benefit in an amount which is reasonably calculated to be sufficient to pay (i) then-existing NJDEP fees; (x) any required financial assurance;  (ii) inspection and reporting costs and fees associated with biennial certifications; and (iii) if required by the Technical Requirements, any other monitoring costs and fees, which are collectively associated with the term of the Controls as defined by the LSRP overseeing Tenant's remediation activities.  In the event the term of the Controls is non-determinate, then for the purposes of calculating the Post-Remediation Fund, the term shall be deemed to be thirty (30) years.  Upon the establishment of the Post-Remediation Fund and the issuance of a Final Remediation Document for the Non-Residential Remediation Tenant shall have no further obligation or responsibility to Landlord for the remediation of the Premises.  Landlord shall cooperate, provided same is at no cost to Landlord, with the execution of any Institutional Control required to be recorded against title to effectuate the intent of this Section.  All contamination which Tenant is responsible to remediate but which does not meet the criteria for a Non-Residential Remediation Standard shall be remediated to a NJDEP residential standard, provided that the PLL Policy does not disclaim coverage for a residential cleanup standard due to intervening events which were not caused by Tenant, such as a change in zoning not initiated by Tenant.

(c) In connection with Tenant's obligations under this Section 11.02, Tenant shall enter into any remediation certification and otherwise comply with ISRA so as to permit the event or action which requires compliance with ISRA to occur when and as planned, and by the expiration or earlier termination of this Lease, obtain and deliver to Landlord a true copy of a Final Remediation Document, and consistent with this Lease, and without further government authority demands or requirements for or by reason of any audit or review of same; provided, however, that in the case of an assignment or sublease, Tenant shall comply with the foregoing provisions as a condition precedent to a request to assign the Lease or sublease any portion of the Premises if so required by ISRA.
(d) Tenant and Tenant's LSRP shall not finalize, implement or submit to any other government authority any forms, applications, permits, plans, proposals, or other documents in connection with this Section 11.02 (collectively, a "Submission") without first providing Landlord with a copy of the Submission so that Landlord may review and comment on the Submission in advance of the filing of same with the NJDEP.  In the event that Landlord elects to suggest an alternative approach to that set forth in the Submission, then Landlord shall advise Tenant of such alternative approach at least ten (10) days in advance of Tenant's filing of the Submission with the NJDEP (provided Tenant has provided Landlord with at least ten (10) days to review and comment) detailing Landlord's preferred approach.  Tenant shall consider Landlord's counterproposal in good faith and, provided Landlord's counterproposal does not increase the cost of Tenant's proposed plan of remediation or post-remediation compliance, or in the event such suggested approach increases the plan of remediation and Landlord agrees to pay the costs in excess of Tenant's initial proposal, Tenant shall modify its initial proposal accordingly. Periodically Tenant shall timely advise Landlord of the retention and identity of each LSRP. Tenant shall provide all sampling data (including all information reasonably required to understand and review same, without limitation including a diagram of sampling locations and depths, analytical parameters, lab reports etc.) for and from any and all work performed by or for Tenant promptly after generation, and upon completion of that work, provide to Landlord reasonably detailed report(s) concerning the completed work certified by the LSRP in accordance with NJDEP requirements. When received, Tenant shall also provide Landlord with a copy of each government authority's response, approval, rejection or comments, or other communications, to, of, for or by reason of the filing of the Submission with the NJDEP.
(e) At no expense to Tenant, Landlord shall promptly execute any documents provided by Tenant which are required to be submitted or prepared in connection with ISRA, including but not limited to any certifications and permit applications as the owner of the Premises and any institutional control documents, including, but not limited to, one or more deed notices and remedial action permit applications subject to landlord's right to comment as set forth above.  Tenant shall not be liable for failing to provide a Final Remediation Document in the event such failure is caused by Landlord's unreasonable delay or failure to cooperate as contemplated by this Section 11.02.

(f) If Tenant has failed to deliver a Final Remediation Document to Landlord and such failure requires Tenant, in order to complete the remediation activities, to continue to occupy or control all or a portion of the Premises such that the Premises could not be operated or occupied or both by a subsequent tenant, then Tenant shall be deemed to be a holdover tenant, shall pay rent at the rate set forth in Section 14.01, and shall continue to promptly and diligently pursue compliance with its obligations under this Section 11.02.  Tenant shall not be deemed to be a holdover tenant if the remaining remediation activities required to deliver a Final Remediation Document consist of collection of samples from monitoring wells on the property, the recording of an institutional control against title to the property, purely administrative activities, or any other activity which requires access but does not require exclusive control of the Premises by Tenant.
(g) At no expense to Landlord, Tenant shall promptly provide all information reasonably requested by Landlord for preparation of forms, submissions and any other information required under ISRA and shall promptly sign such certifications, forms and submissions when requested by Landlord.
(h) Tenant, at its sole cost and expense, shall secure and maintain in effect all federal, state and local permits and licenses required or by reason of for its remediation work including, without limitation, zoning, building, health, environmental or communication permits or licenses, and shall indemnify the Landlord against payment of the costs and liabilities therefor or therefrom and against any and all fines or penalties that may be levied for failure to procure or to cure violations thereof.
(i) In no event shall Tenant be obligated to re-open or further remediate any area of the Premises subject to a valid and existing Controls or any related remedial action permit and response action outcome, implemented by Tenant on all or any portion of the Premises as Seller pursuant to and in compliance with the Sale Agreement and Access Agreement, which then remain in conformity with then current Environmental Law and guidance applicable thereto.
(j) Tenant shall indemnify, defend and save harmless Landlord from all liability, fines, suits, procedures, claims and actions of any and every kind arising out of or in any way connected with (i) any and all spills or discharges of Hazardous Materials or wastes at the Leased Premises which occur during the Demised Term; (ii) Tenant's failure to provide all information, make all submissions and take all actions required to comply with Environmental Laws; and (iii) Tenant's failure to comply with this paragraph.  Tenant's obligations and liabilities under this paragraph shall survive the expiration or earlier termination of the Lease, and shall continue so long as Landlord remains responsible for any and all spills or discharges of Hazardous Materials at the Premises which occur during the Demised Term, and for any and all ISRA obligations of Tenant as set forth above.  Tenant's failure to abide by the terms of this paragraph shall be restrainable by injunction.
ARTICLE TWELVE
 Default
Section 12.01. Events of Default; Termination.  The occurrence of each of the following shall be an Event of Default hereunder:
(a) if Tenant shall make an assignment of all of its assets for the benefit of its creditors; or
(b) if any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or if such proceedings shall not be dismissed within one hundred twenty (120) days after the institution of the same; or if any such petition shall be so filed by Tenant; or

(c) if, in any proceeding, a receiver or trustee be appointed for all or any portion of Tenant's property, and such receivership or trustee shall not be vacated or set aside within one hundred twenty (120) days after the appointment of such receiver or trustee; or
(d) if Tenant shall assign, mortgage or encumber this Lease, or sublet the whole or any part of the Leased Premises, otherwise than as expressly permitted hereunder, or if this Lease shall be transferred, or assigned to, any person, firm or corporation other than Tenant herein named, except in the manner permitted hereunder; or
(e) if Tenant shall fail to pay any installment of the Base Rent set forth in Section 2.01 of this Lease or Additional Rent set forth in Section 2.02, or any part thereof, when the same shall become due and payable, and such failure shall continue for fifteen (15) days after written notice thereof from Landlord to Tenant; or
(f) if Tenant shall fail to perform any or all of its obligations for or with respect to any environmental condition or any spill, discharge or release of Hazardous Materials or any obligation to comply with any Environmental Law, including ISRA, or any requirement of this Lease, the Sale Agreement or the Access Agreement relevant to same, when and as the same shall be due, and such failure shall continue for fifteen (15) days after written notice thereof from Landlord to Tenant; or
(g) if Tenant shall fail to perform or observe any other material requirement of this Lease (not hereinbefore in this Section 12.01. specifically referred to) on the part of Tenant to be performed or observed, and such failure shall continue for sixty (60) days after written notice thereof from Landlord to Tenant, or, if such event of default is of such a nature that it cannot, with due diligence, be cured within a period of sixty (60) days, if Tenant shall have failed to commence the curing of such default within the period of sixty (60) days referred to above or shall thereafter fail to proceed with all due diligence to complete the curing of such default or the default remains uncured for more than 120 days after the initial delivery of Landlord's original default notice.
(h) upon the 2nd occurrence during the Demised Term of this Lease, of Tenant failing to pay Base Rent, Additional Rent, or both, when due or breaching a particular covenant of this Lease (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period), provided notice has been delivered as herein required.
Section 12.02. Landlord's Cure Rights Upon Default of Tenant.
If Tenant defaults in the performance of any of its obligations under this Lease, and fails to cure such default on a timely basis (pursuant to Section 12.01), Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant.
Section 12.03. Landlord's Remedies.  In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (as required pursuant to Section 12.01), but without additional notice or demand from Landlord, if any, as provided in Section 12.01 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity:  (a) terminate this Lease and Tenant's right of possession of the Leased Premises; or (b) terminate Tenant's right of possession of the Leased Premises without terminating this Lease; provided, however, that Landlord may, whether Landlord elects to proceed under Subsections (a) or (b) above, relet the Leased Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are reasonably acceptable to Landlord.  In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Leased Premises to the extent deemed reasonably necessary by Landlord, in its reasonable discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; and (iii) all costs and expenses (including, without limitation, court costs and attorneys' reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the positive difference, if any, between (x) the Rent provided to be paid for the remainder of the Demised Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value) of the projected costs and expenses of reletting the Leased Premises (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord.

If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Leased Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord's demand.
If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Leased Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord's expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Demised Term, discounted to present value at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord's demand.  Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.  If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a).  In the event Landlord elects, pursuant to subsection (b) of this Section 12.03, to terminate Tenant's right of possession only, without terminating this Lease, Landlord may, at Landlord's option, after the provision of fifteen (15) days written notice to Tenant, enter into the Premises, remove Tenant's Property, Tenant's signs and other evidences of tenancy, and take and hold possession thereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Demised Term, or from any other obligation of Tenant under this Lease.  Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control.  Any such property of Tenant not retaken from storage by Tenant within 30 days after the end of the Demised Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.
ARTICLE THIRTEEN
 Quiet Enjoyment; Subordination
Section 13.01. Quiet Enjoyment.  Tenant, upon paying the rent provided for in this Lease, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, shall and may peaceably hold and enjoy the said Leased Premises during the Demised Term, without any interruption or disturbance from Landlord or anyone claiming through Landlord; subject, however, to the terms of this Lease and subject to all matters which now affect the Leased Premises.  This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord's interest in said Leased Premises and only so long as such interest shall continue, and thereafter this covenant shall be binding only upon such subsequent owners and successors in interest, to the extent of their respective interests, as and when they shall acquire the same, and only so long as they shall retain such interest.
Section 13.02. Subordination.  Landlord and Tenant hereby agree that, notwithstanding the priority of recording, the lien of this Lease and any sublease hereunder shall be subject to and subordinate to the lien of any mortgagee of Landlord with regard to the Leased Premises so long as such mortgagee has, as part of such mortgage entered into a non-disturbance agreement in the form attached as Exhibit B.  Tenant agrees to execute, upon Landlord's request, any document or documents, in form reasonably satisfactory to Tenant, deemed necessary by Landlord to document or record such subordination.

Section 13.03. Transfer for Landlord.
In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, including for or with respect to any and every environmental condition or any and every spill, discharge or release of Hazardous Materials or any obligation to comply with any Environmental Law, including ISRA, or any and every requirement of this Lease, the Sale Agreement or the Access Agreement relevant to same, under the Sale Agreement and Access Agreement, which condition, spill, discharge, release or obligation arises after said sale or conveyance.  In such event, Tenant agrees to look solely to Landlord's successor in interest with respect thereto and agrees to attorn to such successor.
ARTICLE FOURTEEN
 Surrender of the Leased Premises
Section 14.01. Surrender and Holdover.  On the last day of the Demised Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Leased Premises, (a) Tenant shall quit and surrender the Leased Premises to Landlord "broom-clean" and in good order, condition and repair attached hereto and incorporated herein by reference), except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, (b) Tenant shall remove all of Tenant's property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Leased Premises and Premises.  Landlord shall be permitted to inspect the Leased Premises in order to verify compliance with this Section 14.01 at any time prior to (x) the expiration date of the Lease, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant.  The obligations imposed under the first sentence of this Section 14.01 shall survive the termination or expiration of this Lease.  If any repairs are required to be performed in, to or at the Leased Premises (pursuant to the first sentence of this Section 14.01 or any other applicable provision of this Lease) upon the expiration or termination of the Demised Term, Tenant shall cause such repairs to be performed, to Landlord's reasonable satisfaction, within 20 business days after the date on which this Lease is terminated or expired.  If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant's expense, and all such expenses so incurred by Landlord shall bear interest at the rate of 2% per annum above the prime rate of interest as published from time to time in the Money Rates column of the Wall Street Journal from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest).  If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession:  (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of the Base Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days' prior written notice given by the terminating party to the non-terminating party.  The provisions of this Section 14.01 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law, nor constitute a waiver or release of any or all obligations or liabilities of Tenant for or with respect to any environmental condition or any spill, discharge or release of Hazardous Materials or any obligation to comply with any Environmental Law, including ISRA, or any requirement of this Lease, the Sale Agreement or the Access Agreement relevant to same, when and as the same shall be due.
ARTICLE FIFTEEN
 Assignments, Subletting and Encumbrances
Section 15.01. Assignment, Sublease; Tenant Obligations.  (a)  Tenant shall not assign, sublease, mortgage or otherwise encumber this Lease without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Tenant may, however, assign or sublease the Leased Premises or any part thereof to a fifty-one percent (51%) or more owned subsidiary of Tenant without obtaining the consent of Landlord.  No assignment or sublease of the whole or any part of the Leased Premises by Tenant shall in any way affect or reduce any of the obligations of Tenant under this Lease, but this Lease shall continue in full force and effect.  If this Lease be assigned, or if the Leased Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants or conditions of this Lease on the part of Tenant to be performed.  Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances.

(b) Any approved sublease or assignment will be expressly subject to the terms and conditions of this Lease.  Any such subtenant or assignee will execute such documents as Landlord may reasonably require to evidence such sublease or assignment including in the case of any assignment, assignee's assumption of Tenant's obligations and liabilities accruing from and after the effective date of the assignment.  Tenant will deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Leased Premises.
(c) In making its determination of whether to consent to any proposed sublease or assignment (which consent, subject to the provisions of this Section 15.01 will not be unreasonably withheld, delayed, or conditioned), Landlord may take into consideration the business reputation and credit-worthiness of the proposed assignee and the business reputation of the proposed subtenant; the nature of the business conducted by such subtenant or assignee, which must be in conformance with the use herein permitted and whether such business would be deleterious to the reputation of the building or Landlord, consistent with a first class building, or would violate the provisions of this Lease and/or any other leases of tenants of the building; the estimated pedestrian and vehicular traffic in the Premises and to the building which would be generated by the proposed subtenant or assignee; whether the proposed assignee or subtenant is a department, representative or agency of any governmental body, foreign or domestic; whether the occupancy of the proposed subtenant and/or assignee would increase the cost of insurance to be maintained in the building; and any other reasonable factors which Landlord deems relevant.  In no event will Landlord be obligated to consider a consent to any proposed (i) sublease of the Leased Premises or assignment of this Lease if a Default then exists under this Lease, or (ii) assignment of this Lease which would assign less than all of Tenant's obligation under this Lease and/or the entire Leased Premises.  If Tenant requests Landlord's consent to a sublease or assignment, Tenant will pay all reasonable attorneys' fees and expenses incurred by Landlord with respect to each such request for any assignment or sublease; however, neither Tenant's payment of this fee nor Landlord's acceptance of the fee will be construed to impose any obligation whatsoever upon Landlord to consent to Tenant's request.
(d) With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease and allocable to such portion, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.
ARTICLE SIXTEEN
 Extension of Term of Lease
Section 16.01. Tenant's Option.  Tenant shall have an option to extend the term of this Lease beyond the Initial Term for one five-year period; provided that this Lease is in effect and there is not then continuing an Event of Default under this Lease.  Such option shall be exercised by Tenant by giving written notice to Landlord not less than eighteen (18) months prior to the expiration of the Initial Term of this Lease.  Each such extension period shall be referred to herein as an "Extended Term."  If Tenant fails to give such notice to Landlord prior to said 18 month period, then Tenant shall forfeit the option to extend set forth hereunder.
Section 16.02. Terms of Extension.  The Extended Term shall be upon the same terms and conditions as are set forth herein for the Initial Term of this Lease, except that the Lease Year Base Rent payable in the first Lease Year of each Extended Term pursuant to this Lease shall be an annual amount computed by multiplying the Base Rent of the preceding Lease Year by 102.75% (the "Extended Term Base Rent").  The Extended Term Base Rent for each Lease Year of the Extended Term succeeding the first Lease Year during the Extended Term shall be an amount computed by multiplying the Extended Term Base Rent of the preceding Lease Year by 102.75%.  The Base Rent payments due for the Extended Term are set forth on Exhibit A-2.

ARTICLE SEVENTEEN
 Indemnification
Section 17.01. Tenant Indemnification.  Tenant hereby indemnifies, defends, and holds Landlord, and Landlord's affiliates, owners, partners, directors, officers, agents and employees (collectively, "Landlord Indemnified Parties") harmless from and against any and all Losses (defined below) arising from or in connection with any or all of:  (a) the conduct or management of the Leased Premises or any business therein, or any work or alterations done, or any condition now existing or hereafter created by actions or omissions of any or all of Tenant and Tenant's Parties in or about the Premises prior to, during or after the Demised Term; (b) any act, omission or negligence of any or all of Tenant and Tenant's Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon the Premises and caused by any or all of Tenant and Tenant's Parties; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant's Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Article Four by any or all of Tenant and Tenant's Parties; (h) claims for work or labor performed or materials or supplies furnished to or at the request of any or all of Tenant and Tenant's Parties; (i) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; (j) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near, from or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant's Parties prior to, during or after the Demised Term; and (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant's Parties with respect to the Premises prior to, during or after the Demised Term (collectively, "Tenant's Indemnified Matters").  This indemnity is intended to indemnify Landlord and the Landlord Indemnified Parties against the consequences of their own negligence or fault, even when Landlord or the Landlord Indemnified Parties are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or the Landlord Indemnified Parties; however, such indemnity shall not apply to the sole gross negligence or willful misconduct of Landlord and the Landlord Indemnified Parties.  In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, or any holder of a mortgage encumbering the Premises, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord.  The term "Losses" shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises, damages for the loss or restriction on use of any space or amenity within the Premises, damages arising from any adverse impact on marketing space in the Premises, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.  The provisions of this Section 17.01 shall survive the expiration or termination of this Lease.
Section 17.02. Landlord Indemnification.  Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the result of the grossly negligent, willful or intentional acts or omissions of any or all of Landlord, and any parties within the direct control of Landlord.  In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant.  Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Premises, and Tenant agrees to look solely to Landlord's interest in the Premises for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this shall survive the expiration or termination of this Lease.

Section 17.03. Force Majeure.  The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord's failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Premises, beyond Landlord's reasonable control.
Section 17.04. Involuntary Cessation of Services.  Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord in good faith, deems necessary or (ii) any other cause beyond Landlord's reasonable control.  Further, it is also understood and agreed that Landlord shall have no liability or responsibility for a cessation of services to the Leased Premises or to the Premises that occurs as a result of causes beyond Landlord's reasonable control.  No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent.
Section 17.05. Non-Liability.  Except as is otherwise set forth explicitly herein, Landlord's affiliates, owners, partners, directors, officers, agents and employees shall not be liable to Tenant for any loss, injury, or damages incurred by Tenant (a) for any damage caused by other tenants or persons in, upon or about the Premises, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; or (c) injury or damage to person or property caused by fire, flooding, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Premises, or from the pipes, appliances or plumbing work of the same.
ARTICLE EIGHTEEN
 Bankruptcy
Section 18.01. Tenant's Bankruptcy or Insolvency.  The following provisions will apply in the event of the bankruptcy or insolvency of Tenant:
(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of Section 18.01 (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable.  In the event the trustee elects to reject this Lease then Landlord will immediately be entitled to possession of the Leased Premises without further obligation to Tenant or the trustee.
(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant's trustee ("Electing Party") must provide for the Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within 15 days from the date of assumption and it will cure all nonmonetary defaults under this Lease within 30 days from the date of assumption.  Landlord and Tenant acknowledge such condition to be commercially reasonable.
(c) If the Electing Party has assumed this Lease or elects to assign Tenant's interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided Adequate Assurance of Future Performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.  For the purposes hereof, "Adequate Assurance of Future Performance" means that Landlord has ascertained that each of the following conditions has been satisfied:

(1) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant's obligations under this Lease; and
(2) Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.
(d) Landlord's acceptance of Rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived the requirement of Landlord's consent, Landlord's right to terminate this Lease for any transfer of Tenant's interest under this Lease without such consent, or Landlord's claim for any amount of Rent due from Tenant under this Lease.
(e) To the maximum extent permitted by applicable law, Tenant shall remain fully liable for or with respect to its obligations under this Lease.
ARTICLE NINETEEN
 Miscellaneous
Section 19.01. Landlord's Waiver.
(a) Landlord hereby specifically waives any and all liens, claims, demands or rights, including but not limited to the right to levy or distrain for unpaid rent, or execution with respect to any of Tenant's personal property, whether now owned or hereafter acquired.
(b) Any property of Tenant now or hereafter located on the Leased Premises shall, at all times, be considered to be personal property, and no such personal property shall constitute a fixture or become a part of the Leased Premises.  Any financial institution or institutions lending to Tenant ("Lenders") may at all times enter upon the Leased Premises and either remove any such personal property in which they have an interest or remain on the Leased Premises for a reasonable time to dispose of such property, provided that Lenders shall be obliged to reimburse Landlord for the reasonable costs of repair for any damage done to the Leased Premises as a result of said removal and Lenders shall be obliged to pay Landlord reasonable storage charges and fees for such period as such equipment remains on the Leased Premises.
(c) The undersigned will, as to any Lender which has notified Landlord of an interest in Tenant's property, send to such Lender a copy of any Notice of Termination sent to Tenant, and will allow Lenders a reasonable time in which to remove any of Tenant's property upon which Lenders have Liens or in which Lenders have security interests or in which to dispose of such personal property while located on the Leased Premises in an orderly manner, provided that in no event shall Lenders have the right to leave said property on the Leased Premises after the termination date of this Lease without incurring reasonable storage costs for the same.
Section 19.02. Failure to Enforce Not Waiver.  The failure of Landlord to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of any such term, covenant, condition, provision, agreement or option.
Section 19.03. Amendment.  This lease may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought or by his agent.
Section 19.04. Estoppel Certificate.  Tenant agrees at any time and from time to time, but not more than once a Lease Year, upon not less than fifteen (15) days prior request by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Article maybe relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Premises.

Section 19.05. Notice.  All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the United States mails, postage prepaid, registered or certified mail, return receipt requested, or when delivered to a nationally recognized overnight courier service (e.g. Federal Express or Airborne Express), addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:
To Landlord:	Mountainblue Jake Brown Realty LLC 1180 Sylvan Street Linden, New Jersey 07036 Attn: Avraham Blumenberg
With a copy to:	Schenck Price Smith & King, LLP 220 Park Avenue Florham Park, NJ 07932 Attn: Jason A. Rubin, Esq.
To Tenant:	Blonder Tongue Laboratories, Inc. 1 Jake Brown Drive Old Bridge, NJ 08857 Attn: Eric Skolnik, Senior Vice President
With a copy to:	Stradley, Ronon, Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Attn: Gary P. Scharmett, Esq.
A notice given by counsel for Landlord or Tenant will be deemed a valid notice if addressed and sent in accordance with the provisions of this Section 19.05.  By giving to the other party at least 15 days written notice thereof, either party will have the right from time to time during the Demised  Term of this Lease to change their respective addresses for notices, provided any such new address will be within the United States of America.
Section 19.06. Survival of Valid Terms.  If any term or provision of this Lease or the application hereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
Section 19.07. Covenants to Bind and Benefit Respective Parties.  The terms, conditions, covenants, provisions and agreements herein contained shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns.
Section 19.08. Captions and Headings.  The captions and headings throughout this Lease are for convenience and reference only and the words contained therein shall in no way be held or deemed to be relevant to the interpretation, construction or meaning of any provision of or the scope or intent of this Lease.
Section 19.09. Governing Law; Construction.  This Agreement and the relative rights, privileges, duties and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the Laws of the State of New Jersey.  If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law.  The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

Section 19.10. Legal Costs.
If Tenant or Landlord defaults under this Lease, the defaulting party shall reimburse the non-defaulting party upon demand for any reasonable legal fees and court (or other administrative proceeding) costs or expenses that the non-defaulting party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered.  Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, which sum shall be paid by the losing party.
Section 19.11. Recordation of Lease.
Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.
Section 19.12. Financial Statements.
Upon request from time to time, not to exceed one time in any calendar year except in the event of a refinancing by Landlord secured in whole or in part by the Leased Premises, Tenant will furnish current financial statements to Landlord with respect to Tenant.
Section 19.13. Time.
If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state of New Jersey, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.
Section 19.14. Waiver of Jury Trial.
THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.
Section 19.15. Counterparts.
This Lease may be executed in one or more counterparts, each of which shall be deemed an original.  The parties authorize the signature pages to be detached from the identical counterparts and both attached to one counterpart to form a single integrated document.
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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first above written.
LANDLORD:
MOUNTAINBLUE JAKE BROWN REALTY LLC
By:
Name:
Title:
TENANT
BLONDER TONGUE LABORATORIES, INC.
By:
Name:
Title:

EXHIBIT "A"
DESCRIPTION OF PREMISES
Real property in the City of Old Bridge, County of Middlesex, State of New Jersey, described as follows:
ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:
BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence
1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence
2. Northeasterly, continuing along the easterly line of Jake Brown Road, along a curve to the left, having a radius of 1,000.00 feet, an arc distance of 76.55 feet, a delta angle of 04 degrees 23 minutes 10 seconds, a chord distance of 76.53 feet and a chord bearing of North 04 degrees 38 minutes 25 seconds East to a ½" steel pin with plastic identification cap set to a point of tangency; thence
3. North 02 degrees 26 minutes 52 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence
4. Northeasterly, continuing along the said easterly line of Jake Brown Road, along a curve to the right, having a radius of 50.00 feet, an arc distance of 78.54 feet, a delta angle of 90 degrees 00 minutes 00 seconds, a chord distance of 70.71 feet and a chord bearing of North 47 degrees 26 minutes 50 seconds East to a masonry nail with metal disk set at a point of tangency; thence;
5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown Road to a point of curvature; thence
6. Northeasterly, continuing along the southerly line of Jake Brown Road, along a curve to the left, having a radius of 200.00 feet, an arc distance of 210.90 feet, a delta angle of 60 degrees 25 minutes 10 seconds, a chord distance of 201.27 feet and a chord bearing of North 62 degrees 14 minutes 15 seconds East to a ½" steel pin with plastic identification cap set at a point of tangency; thence,
7. North 32 degrees 01 minutes 40 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86; thence
8. South 53 degrees 58 minutes 40 seconds East, 396.74 feet along the line of Lot 9 to a point; thence
9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk's Office on 4/19/84 as Map No. 4690, File No. 970; thence
10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence
11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.
A-1

NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.
A-2

EXHIBIT "A-1"
DESCRIPTION OF LEASED PREMISES

EXHIBIT "A-2"
LOCATION OF TENANT'S PARKING SPACES

EXHIBIT "A-3"
RENT SCHEDULE
Initial Term Lease Year	Total Annual Minimum Rent	Total Monthly Minimum Rent
1	$573,750.00	$47,812.50
2	$589,528.13	$49,127.34
3	$605,740.15	$50,478.35
4	$622.398.00	$51,866.50
5	$639,513.95	$53,292.83
Extended Term Lease Year	Total Annual Minimum Rent	Total Monthly Minimum Rent
6	$657,100.58	$54,758.38
7	$675,170.85	$56,264.24
8	$693,738.05	$57,811.50
9	$712,815.84	$59,401.32
10	$732,418.28	$61,034.86

EXHIBIT "B"
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
This Subordination, Non-Disturbance and Attornment Agreement ("Agreement"), is made as of this _____ day of ______________, _____ among __________________, a ____________________(together with its successors, assigns and/or affiliates, "Lender"), __________________________, a New Jersey ____________________ ("Landlord"), and _____________________________, a New Jersey ______________________ ("Tenant").
Background
Lender has agreed to make a loan to Landlord (such loan may be made by Lender or one of its affiliates which is a designee of Lender) ("Loan"), which will be secured by a mortgage, deed of trust or similar security instrument (either, "Security Instrument") on Landlord's property described more particularly on Exhibit A attached hereto ("Property").
Tenant is the present lessee under that certain lease agreement between Landlord and Tenant dated _________________________, as thereafter modified and supplemented ("Lease"), demising a portion of the Property described more particularly in the Lease ("Leased Premises").
A requirement of the Loan is that Tenant's Lease be subordinated to the Security Instrument.  Landlord has requested Tenant to so subordinate the Lease in exchange for Lender's agreement not to disturb Tenant's possession of the Leased Premises upon the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Subordination.  Tenant agrees that the Lease and all of the terms, covenants and provisions thereof, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument (including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof), as if the Security Instrument had been executed and recorded prior to the Lease.
2. Nondisturbance.  Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan shall operate to terminate the Lease or Tenant's rights thereunder to possess and use the Leased Premises provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the Leased Premises, and (c) the Lease is in full force and effect and no uncured default exists under the Lease.
3. Attornment.  Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan ("Successor Owner").  Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property, Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property is transferred to Successor Owner.  In no event, however, will any Successor Owner be:  (a) liable for any default, act or omission of any prior landlord under the Lease; (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Lender's written consent thereto; (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Lender; (f) liable or bound by any right of first refusal or option to purchase all or any portion of the Property; or (g) liable for construction or completion of any improvements to the Property or as required under the Lease for Tenant's use and occupancy (whenever arising).  Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time request in order to confirm this Agreement.  If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner's interest in the Property.

4. Prior Assignment; Rent Payments; Notice to Tenant Regarding Rent Payments.  Tenant hereby consents to that certain Assignment of Leases and Rents from Landlord to Lender executed in connection with the Loan.  Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignment, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing.  Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease.  After written notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and that the rentals under the Lease are to be paid to Lender directly pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease.  Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender's written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all claims and liability to Landlord in connection with Tenant's compliance with Lender's written instructions.
5. Lender Opportunity to Cure Landlord Defaults.  Tenant agrees that, until the Security Instrument is released by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within (i) a period of 5 business days following such notice in the instance of a default which may be cured by the payment of money or (ii) a period of 30 days after receipt of such notice in the instance of a default other than one listed in the preceding clause (i), if such default cannot reasonably be cured within such 30-day period and Lender has diligently commenced to cure such default promptly within the time contemplated by this Agreement and thereafter continuously prosecutes same, such 30-day period shall be extended for so long as it shall require Lender, in the exercise of due diligence, to cure such default, but, unless the parties otherwise agree, in no event shall the entire cure period be more than 120 days.  Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept cure by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default.  Performance rendered by Lender on Landlord's behalf is without prejudice to Lender's rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection with the Loan.
6. Right to Purchase.  Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property or the real property of which the Property is a part, or any portion thereof or any interest therein and to the extent that Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to be subject and subordinate to the Security Instrument and is hereby waived and released as against Lender.
7. Miscellaneous.
(a) Notices.  All notices and other communications under this Agreement are to be in writing and addressed as set forth below such party's signature hereto.  Default or demand notices shall be deemed to have been duly given upon the earlier of:  (i) actual receipt; (ii) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; (iii) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to (ii); or (iv) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (ii) and (iv) irrespective of whether delivery is accepted.  A new address for notice may be established by written notice to the other parties; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.
2

(b) Entire Agreement; Modification.  This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written).  This Agreement shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.
(c) Binding Effect; Joint and Several Obligations.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law.  No Indemnitor may delegate or transfer its obligations under this Agreement.
(d) Unenforceable Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.
(e) Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original.  This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same document.
(f) Construction of Certain Terms.  Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders.  Article and section headings are for convenience only and shall not be used in interpretation of this Agreement.  The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and the word "section" refers to the entire section and not to any particular subsection, paragraph of other subdivision; and "Agreement" and each of the Loan Documents referred to herein mean the agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.
(g) Governing Law.  This Agreement shall be interpreted and enforced according to the laws of the State where the Property is located (without giving effect to its rules governing conflict of laws).
(h) Consent to Jurisdiction. Each party hereto irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.
(i) WAIVER OF JURY TRIAL..  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.
[NO FURTHER TEXT ON THIS PAGE]
3

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.
TENANT:
__________________________________________, a
__________________________________________

By: _______________________________________
Name: _____________________________________
Title: ______________________________________
Tenant Notice Address:
___________________________________________
___________________________________________
___________________________________________
___________________________________________

ACKNOWLEDGMENT
 (TENANT)
STATE OF ____________________
COUNTY OF __________________
On this the _______ day of ____________, ____, before me, the undersigned officer, personally appeared __________________________, who acknowledged himself/herself to be the _________________________ of _________________________, a ______________________, and that he/she as such Authorized Representative, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as Authorized Representative.
IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

_________________________________________
NOTARY PUBLIC
My commission expires: ______________________
NOTARY SEAL

LANDLORD:
________________________________________, a

By: ____________________________________
Name: __________________________________
Title: ___________________________________
Landlord Notice Address:
_________________________________________
_________________________________________
_________________________________________
_________________________________________

ACKNOWLEDGMENT
 (LANDLORD)
STATE OF ___________________
COUNTY OF _________________
On this the _______ day of __________________, _____, before me, the undersigned officer, personally appeared __________________________, who acknowledged himself/herself to be the __________________ of ___________________, a ______________________, and that he/she as such Authorized Representative, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as Authorized Representative.
IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

_________________________________________
NOTARY PUBLIC
My commission expires: ______________________
NOTARY SEAL

LENDER:
________________________________________, a

By:____________________________________
Name:__________________________________
Title:___________________________________
Lender Notice Address:
_________________________________________
_________________________________________
_________________________________________
_________________________________________

ACKNOWLEDGMENT
 (LENDER)
STATE OF ________________
COUNTY OF _______________
On this the _______ day of _____________, ______, before me, the undersigned officer, personally appeared ________________________, who acknowledged himself/herself to be the __________________________ of _____________________________, and that he/she as such Authorized Representative, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as Authorized Representative.
IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

_________________________________________
NOTARY PUBLIC
My commission expires: ______________________
NOTARY SEAL

EXHIBIT "C"
LIST OF HAZARDOUS MATERIALS

EXHIBIT  "E"

Access Agreement